Exhibit 4.2

Exelixis, Inc.

as Issuer

Wells Fargo Bank, National Association

as Trustee

First Supplemental Indenture

Dated as of August 14, 2012

to the Indenture dated as of

August 14, 2012

4.25% Convertible Senior Subordinated Notes due 2019

i

ii

iii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 14, 2012, between Exelixis, Inc., a Delaware corporation (the “Company,” as more fully set forth in Section 1.01), and Wells Fargo Bank, National Association, a national banking association (the “Trustee,” as more fully set forth in Section 1.01), as trustee under the Indenture, dated as of August 14, 2012, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s debt securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, Section 9.01(g) of the Base Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Base Indenture to establish the form and terms of Securities of any series as contemplated by Section 2.01 of the Base Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company has authorized the creation and issuance under this Supplemental Indenture of its 4.25% Convertible Senior Subordinated Notes due 2019 (the “Securities”), the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and that all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Securities by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Securities, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Securities, supersede any corresponding provisions in the Base Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Base Indenture shall apply to the Securities and govern the rights of the Holders of the Securities and the obligations of the Company and the Trustee with respect thereto.

Section 1.02 Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular; and

(ii) all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture.

“Additional Shares” has the meaning specified in Section 4.06(a) hereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning specified in Section 2.02(c) hereof.

“Applicable Procedures” of a Depositary means, with respect to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Averaging Period” has the meaning specified in Section 4.04(e) hereof.

“Base Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture, as such instruments may be supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Base Indenture, including, for all purposes of the Base Indenture, this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Bid Solicitation Agent” means the Company or an independent nationally recognized investment banking firm as may be appointed, from time to time, by the Company to solicit bids for the Trading Price of the Securities in accordance with Section 4.01(b)(2) hereof.

“Board of Directors” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, the board of directors of the Company or a committee of such board of directors.

“Business Day” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or place of payment is authorized or required by law or executive order to close or to be closed.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Settlement” has the meaning set forth in Section 4.03(a) hereof.

“Cash Settlement Averaging Period” means, with respect to any Security, the 50 consecutive VWAP Trading Day period beginning on, and including, the third VWAP Trading Day immediately following the related Conversion Date; provided that,

(a) for any Security having a Conversion Date occurring during the period beginning on, and including, May 29, 2019, and ending at the Close of Business on the second Scheduled Trading Day immediately prior to the Maturity Date, the “Cash Settlement Averaging Period” means the 50 consecutive VWAP Trading Days beginning on, and including, the 52nd Scheduled Trading Day immediately preceding the Maturity Date or, if such day is not a VWAP Trading Day, the immediately following VWAP Trading Day; and

(b) for any Security having a Conversion Date occurring on or after the date the Company has delivered a Redemption Notice as described in Article 6, the “Cash Settlement Averaging Period” means the 50 consecutive VWAP Trading Days prior to the Redemption Date or, if such day is not a VWAP Trading Day, the immediately following VWAP Trading Day.

“Clause A Distribution” has the meaning specified in Section 4.04(c) hereof.

“Clause B Distribution” has the meaning specified in Section 4.04(c) hereof.

“Clause C Distribution” has the meaning specified in Section 4.04(c) hereof.

“Close of Business” means 5:00 p.m., New York City time.

“Combination Settlement” has the meaning specified in Section 4.03(a) hereof.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means, subject to Section 4.07, the shares of common stock, par value $0.001 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of Securities shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“common stock” includes any stock of any class of capital stock which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the issuer thereof and which is not subject to redemption by the issuer thereof.

“Company” has the meaning specified in the first paragraph of this Supplemental Indenture, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, and subject to the provisions of Section 12.02, shall include its successors and assigns.

“Conversion Agent” means the office or agency designated by the Company where Securities may be presented for conversion.

“Conversion Date” has the meaning specified in Section 4.02(b) hereof.

“Conversion Notice” has the meaning specified in Section 4.02(b) hereof.

“Conversion Obligation” has the meaning specified in Section 4.01(a) hereof.

“Conversion Price” means, in respect of each Security, as of any date, $1,000 divided by the Conversion Rate in effect on such date.

“Conversion Rate” means initially 188.2353 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment as set forth herein.

“Custodian” means the Trustee, as custodian with respect to the Securities (so long as the Securities constitute Global Securities), or any successor entity.

“Daily Conversion Value” means, for any of the 50 consecutive VWAP Trading Days during any Cash Settlement Averaging Period, one-fiftieth (1/50th) of the product of (i) the Conversion Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP on such VWAP Trading Day.

“Daily Settlement Amount” means, for any of the 50 consecutive VWAP Trading Days during a Cash Settlement Averaging Period, an amount consisting of:

(a) cash equal to the lesser of (i) the Daily Specified Dollar Amount and (ii) the Daily Conversion Value for such Trading Day; and

(b) if the Daily Conversion Value exceeds the Daily Specified Dollar Amount, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Specified Dollar Amount, divided by (ii) the Daily VWAP for such Trading Day.

“Daily Specified Dollar Amount” means the quotient of the Specified Dollar Amount divided by 50.

“Daily VWAP” means, for any VWAP Trading Day, the per-share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EXEL.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session’s trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deerfield Notes” means the Company’s secured convertible notes sold to Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. pursuant to a Note Purchase Agreement, dated as of June 2, 2010, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, supplemented or modified from time to time.

“Distributed Property” has the meaning specified in Section 4.04(c) hereof.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system or any successor thereto.

“Effective Date” has the meaning specified in Section 4.06(c) hereof.

“Event of Default” has the meaning, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, specified in Section 9.02 hereof.

“Escrow Account” means the escrow account established pursuant to the Pledge and Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Pledge and Escrow Agreement, and any permitted successors thereto.

“Ex-Dividend Date” means, except to the extent otherwise provided under Section 4.04(c) hereof, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Security attached hereto as Exhibit A.

“Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Security attached hereto as Exhibit A.

“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Security attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Securities are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or the Company otherwise becomes aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of its common equity representing more than 50% of the voting power of all classes of shares of capital stock entitled to vote generally in the election of the Board of Directors;

(2) the consummation of (A) any recapitalization, reclassification or change of the Company’s common stock (other than changes resulting from a subdivision or combination) as a result of which the Company’s common stock would be converted into, or exchanged for, cash, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which its common stock will be converted into, or exchanged for, cash, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of all classes of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the right to exercise more than 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation or transferee or the parent thereof entitled to vote generally in elections of directors of such Person immediately after such transaction in substantially the same proportions (relative to each other and with respect to the securities received in such transaction) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (2);

(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(4) the Common Stock (or other common stock underlying the Securities) ceases to be listed on The NASDAQ Global Select Market, the NASDAQ Global Market or The New York Stock Exchange (or any of their respective successors);

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the Common Stock (excluding cash payments for fractional shares or pursuant to dissenters’ rights) in the transaction or transactions that would otherwise constitute a “Fundamental Change” consists of shares of common stock that are traded on The NASDAQ Global Select Market, the NASDAQ Global Market or The New York Stock Exchange (or any of their respective successors) or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a “Fundamental Change” under clause (1) or (2) above, and as a result of such transaction or transactions, the Securities become convertible into or based on such consideration received or to be received by holders of the Common Stock, excluding cash payments for fractional shares or pursuant to dissenters’ rights (subject to settlement in accordance with the provisions of Sections 4.03, 4.04 and 4.06 hereof), such event shall not be a “Fundamental Change” and, for the avoidance of doubt, an event that is not considered a “Fundamental Change” pursuant to this proviso shall not be a “Fundamental Change” solely because such event could also be described by clause (1) or (2) above.

“Fundamental Change Company Notice” has the meaning specified in Section 3.01(b) hereof.

“Fundamental Change Expiration Time” has the meaning specified in Section 3.01(a) hereof.

“Fundamental Change Purchase Date” has the meaning specified in Section 3.01(a) hereof.

“Fundamental Change Purchase Notice” has the meaning specified in Section 3.01(a) hereof.

“Fundamental Change Purchase Price” has the meaning specified in Section 3.01(a) hereof.

“Government Securities” means noncallable direct obligations of, or noncallable obligations the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) commodity swap agreements, commodity cap agreements, commodity collar agreements, foreign exchange contracts, currency swap agreements or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.

“Holder” means the Person in whose name a Security is registered on the books of the Registrar.

“Indebtedness” of any Person means, any indebtedness of such Person (excluding accrued expenses and commercial letters of credit, trade payables or similar obligations to a trade creditor accrued in the ordinary course of business), whether or not contingent, without duplication:

(1) all Obligations of such Person for borrowed money (including any such obligations convertible into capital stock or other securities);

(2) all Obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(3) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(4) all Guarantees by such Person of Indebtedness of others;

(5) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(6) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(7) representing any Hedging Obligations.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, the Base Indenture, as originally executed and as supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, including, for all purposes of the Base Indenture, this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Interest Payment Date” means, with respect to the payment of interest on the Securities and notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, each February 15 and August 15 of each year, beginning on February 15, 2013.

“Issue Date” means, with respect to the Securities, August 14, 2012.

“Issuer Free Writing Prospectus Term Sheet” means the Final Term Sheet, dated August 9, 2012, relating to the Preliminary Prospectus Supplement.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “Last Reported Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and last ask prices for the Common Stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” will be determined without reference to after hours trading or any other trading outside of the regular trading session. Any such determination will be conclusive absent manifest error.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Make-Whole Fundamental Change” means any event that (i) is a Fundamental Change or (ii) would be a Fundamental Change, but for the proviso in clause (2) of the definition thereof.

“Market Disruption Event” means, if the Common Stock is listed for trading on The NASDAQ Global Select Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half-hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Maturity Date” means, with respect to any Security and the payment of the principal amount thereof, August 15, 2019.

“Measurement Period” has the meaning specified in Section 4.01(b) hereof.

“Merger Event” has the meaning specified in Section 4.07(a).

“Merger Transaction” has the meaning specified in Section 12.02.

“Nonpayment Default” has the meaning specified in Section 5.03(a) hereof.

“Notice of Default” has the meaning specified in Section 9.02(g) hereof.

“Obligations” means any principal, interest, penalties, fees, premiums, make whole amounts, indemnifications, reimbursements, damages and other costs, expenses and liabilities payable under the documentation governing any Indebtedness.

“Offer Expiration Date” has the meaning specified in Section 4.04(e) hereof.

“Open of Business” means 9:00 a.m., New York City time.

“Outstanding” means, with respect to the Securities, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture, any Securities authenticated by the Trustee except (i) Securities cancelled by it, (ii) Securities delivered to it for cancellation, (iii) Securities redeemed by the Company pursuant to Article 6, and (iv)(A) Securities replaced pursuant to Section 2.07 of the Base Indenture, on and after the time such Security is replaced (unless the Trustee and the Company receive proof satisfactory to them that such Security is held by a bona fide purchaser), (B) Securities converted pursuant to Article 4 hereof, on and after their Conversion Date, (C) any and all Securities that have become due and payable if the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all of the Securities then payable, and (D) any and all Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent or waiver or other action that is to be made by a requisite principal amount of Outstanding Securities, such Securities which a Responsible Officer of the Trustee knows to be so owned shall be disregarded.

“Paying Agent” means the Person authorized by the Company to pay the principal amount of, interest on, Redemption Price of or Fundamental Change Purchase Price of, any Securities on behalf of the Company.

“Payment Blockage Notice” has the meaning specified in Section 5.03(a) hereof.

“Payment Default” has the meaning specified in Section 5.03(a) hereof.

“Permitted Money Market Fund” means any registered investment company that meets the conditions of paragraphs (c)(2), (c)(3) and (c) (4) of Rule 2a-7 under the Investment Company Act of 1940, as amended, that has assets consisting of cash, securities of the U.S. government and permitted government-sponsored enterprises and privately issued money market securities that have been rated by at least one “nationally recognized statistical rating organization” (as that term is used in Section 15E of the Exchange Act) and received the highest credit rating (as of the Issue Date of the initial Securities issued hereunder, A1 in the case of Standard & Poor’s Ratings Service and P1 in the case of Moody’s Investor Service, Inc.) from each nationally recognized statistical rating organization that has rated them.

“Permitted Money Market Securities” means money market securities issued by Permitted Money Market Funds.

“Physical Securities” means any non-Global Security issued pursuant to Section 2.03 hereof that is in definitive, fully registered form, without interest coupons.

“Physical Settlement” has the meaning specified in Section 4.03(a) hereof.

“Pledge and Escrow Agreement” means the Pledge and Escrow Agreement, dated as of August 14, 2012, by and among the Company, the Trustee and the Escrow Agent, as amended, extended, supplemented or modified from time to time.

“Pledged Collateral” means any cash held in the Escrow Account in accordance with the Pledge and Escrow Agreement and any Pledged Securities.

“Pledged Securities” means the Government Securities or Permitted Money Market Securities to be purchased by the Company and held in the Escrow Account in accordance with the Pledge and Escrow Agreement.

“Preliminary Prospectus Supplement” means the Preliminary Prospectus Supplement, dated August 6, 2012, relating to the Securities.

“Redemption Date” means the date specified for redemption of the Securities in accordance with the terms of the Securities and Article 6.

“Redemption Notice” has the meaning specified in Section 6.04.

“Redemption Price” has the meaning specified in Section 6.02(b).

“Reference Property” has the meaning specified in Section 4.07(a) hereof.

“Regular Record Date” means, with respect to any Interest Payment Date, the February 1 (whether or not a Business Day) or the August 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

“Reporting Event of Default” has the meaning specified in Section 9.04(a) hereof.

“Representative” means the agent or representative for the Senior Indebtedness, provided that if no Representative has been appointed under the instrument governing the Senior Indebtedness, any holder or group of holders of the Senior Indebtedness certifying that it holds a percentage of the Senior Indebtedness sufficient to cause the acceleration thereof will be deemed a Representative.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Security” or “Securities” has the meaning specified in the fourth paragraph of the Recitals of this Supplemental Indenture, notwithstanding anything to the contrary in Section 1.01 of the Base Indenture.

“Senior Indebtedness” means all the Company’s Indebtedness outstanding from time to time under the Deerfield Notes and all obligations with respect to any of the foregoing.

“Settlement Amount” has the meaning specified in Section 4.03(a)(3) hereof.

“Settlement Election” has the meaning specified in Section 4.03(a) hereof.

“Settlement Election Notice” has the meaning specified in Section 4.03(a)(2) hereof.

“Settlement Method” means, with respect to any conversion of Securities, Physical Settlement, Cash Settlement or Combination Settlement, as elected by the Company.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, as in effect on the original date of issuance of the Securities; provided that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interest for the last completed fiscal year prior to the date of such determination exceeds $25,000,000.

“Specified Dollar Amount” means an amount of cash per $1,000 principal amount of converted Securities equal to $1,000; provided that in the event of the delivery of any Settlement Election Notice specifying a different Specified Dollar Amount pursuant to Section 4.03(a)(1) hereof, during the period during which such Settlement Election Notice is effective, the Specified Dollar Amount shall be as specified in such Settlement Election Notice.

“Specified Dollar Amount Election” has the meaning specified in Section 4.03(a)(1) hereof.

“Spin-Off” has the meaning specified in Section 4.04(c) hereof.

“Stock Price” has the meaning specified in Section 4.06(c) hereof.

“Successor Company” has the meaning specified in Section 12.02(a) hereof.

“Supplemental Indenture” has the meaning specified in the first paragraph hereof, as such instrument may be supplemented from time to time by one or more indentures supplemental thereto, entered into pursuant to the applicable provisions of the Base Indenture and the Supplemental Indenture, including, for all purposes of this Supplemental Indenture and any such other supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.

“Supplementary Interest” has the meaning specified in Section 9.04(a) hereof.

“Trading Day” means a Scheduled Trading Day on which (i) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Trading Price” of the Securities on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $5,000,000 principal amount of the Securities at approximately 3:30 p.m., New York City time, on such Trading Day from three independent nationally recognized securities dealers selected by the Company; provided that, if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the Securities from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Securities will be deemed to be less than 98% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. Any such determination will be conclusive absent manifest error.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“Unit of Reference Property” has the meaning specified in Section 4.07(a) hereof.

“U.S.” means the United States of America.

“Valuation Period” has the meaning specified in Section 4.04(c) hereof.

“VWAP Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“VWAP Trading Day” means a Scheduled Trading Day on which (i) there is no VWAP Market Disruption Event and (ii) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

Section 1.03 References to Interest. Any reference to interest on, or in respect of, any Security in the Indenture shall be deemed to include Supplementary Interest if, in such context, Supplementary Interest is, was or would be payable pursuant to Section 9.04. Any express mention of the payment of Supplementary Interest in any provision hereof shall not be construed as excluding Supplementary Interest in those provisions hereof where such express mention is not made.

Section 1.04 Interpretation. The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” shall mean “including without limitation”).

ARTICLE 2.

THE SECURITIES

Section 2.01 Title and Terms; Payments.

(a) Establishment; Designation. Pursuant to Section 2.01 of the Base Indenture, there is hereby established and authorized a new series of Securities under the Indenture, which series of Securities shall be designated the “4.25% Convertible Senior Subordinated Notes due 2019.”

(b) Initial Issuance. Subject to Section 2.01(c) hereof, the aggregate principal amount of Securities that may initially be authenticated and delivered under the Indenture on the Issue Date is limited to $287,500,000. In addition, subject to Section 2.01(c) hereof, the Company may execute, and the Trustee may authenticate and deliver, in each case, in accordance with Section 2.04 of the Base Indenture, an unlimited aggregate principal amount of additional Securities upon the registration or transfer, exchange of, purchase or conversion of Securities pursuant to the relevant sections of the Base Indenture and this Supplemental Indenture.

(c) Further Issues. The Company may, without notice to or the consent of the Holders, issue additional Securities under the Indenture with the same terms and the same CUSIP number as the Securities initially issued under the Indenture in an unlimited aggregate principal amount, including placing a portion of the proceeds of such additional Securities in an escrow account to secure any interest payments on or before August 15, 2015 for such additional Securities in accordance with the terms and conditions of the Pledge and Escrow Agreement; provided, that the Company may issue such additional Securities only if they are part of the same issue as the Securities initially issued hereunder for U.S. federal income tax purposes. Any such additional Securities will, for all purposes of the Indenture, including waivers, amendments and offers to purchase, be treated as part of the same series as the Securities initially issued under the Indenture.

(d) Purchases. The Company and its Subsidiaries may from time to time repurchase Securities in open market purchases in negotiated transactions or otherwise without giving prior notice to the Holders. Any Securities purchased by the Company or any of its Subsidiaries pursuant to the foregoing sentence or otherwise (other than Securities purchased pursuant to cash-settled swaps or other derivatives) will be retired and will no longer be Outstanding under the Indenture.

(e) Denominations. Pursuant to Sections 2.01 and 2.02 of the Base Indenture, the Securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.02 Forms.

(a) In General. Pursuant to Section 2.02 of the Base Indenture, the Securities will be substantially in the forms set forth in Exhibit A hereto, and may include such insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Securities, as evidenced by their execution of the Securities.

Notwithstanding Section 2.04 of the Base Indenture, each Security will bear a Trustee’s certificate of authentication substantially in the form included in Exhibit A hereto. Each Security will also bear a form of notice of conversion, form of fundamental change purchase notice and form of assignment and transfer substantially in the form set forth in Attachments 1, 2 and 3, respectively, to Exhibit A hereto.

Notwithstanding Section 2.11 of the Base Indenture, any Security that is a Global Security will bear a legend substantially in the form of the legend set forth in Section 2.11(a) of the Base Indenture and shall also bear the “Schedule of Increases and Decreases of Global Security” set forth in Annex A to Exhibit A hereto.

The terms and provisions contained in the Securities will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture will govern and control.

(b) Initial and Subsequent Form of Securities. The Company hereby initially appoints The Depository Trust Company as the Depositary for the Securities, which initially shall be issued in the form of one or more Global Securities without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depositary, and (ii) delivered to the Trustee as custodian for the Depositary.

So long as the Securities are eligible for book-entry settlement with the Depositary, unless otherwise required by law, and except to the extent provided in Section 2.03(b) hereof, all Securities will be represented by one or more Global Securities.

(c) Global Securities. Each Global Security will represent the aggregate principal amount of the then Outstanding Securities endorsed thereon and provide that it represents such aggregate principal amount of the then Outstanding Securities, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges for Securities in physical form, conversions or repurchases by the Company.

Only the Trustee, or the custodian holding such Global Security for the Depositary, at the direction of the Trustee, may endorse a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of the then Outstanding Securities represented thereby, and whenever the Holder of a Global Security delivers instructions to the Trustee to increase or decrease the aggregate principal amount of the then Outstanding Securities represented by a Global Security in accordance with the Indenture and the Applicable Procedures, the Trustee, or the custodian holding such Global Security for the Depositary, at the direction of the Trustee, will endorse such Global Security to reflect such increase or decrease in the aggregate principal amount of the then Outstanding Securities represented thereby. None of the Trustee, the Company or any agent of the Trustee or the Company will have any responsibility or bear any liability for any aspect of the records relating to or payments made on account of the ownership of any beneficial interest in a Global Security or with respect to maintaining, supervising or reviewing any records relating to such beneficial interest.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Security, and Cede & Co., or such other Person designated by the Depositary as its nominee, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

Section 2.03 Transfer and Exchange.

(a) In General. Notwithstanding anything to the contrary in Section 2.05 of the Base Indenture, the Company is not required to transfer or exchange any Securities or portions thereof that have been surrendered for purchase in accordance with Article 3 hereof, for conversion in accordance with Article 4 hereof or selected for redemption in accordance with Article 6 hereof, and a written form of transfer substantially in the form of the Form of Assignment and Transfer set forth in Attachment 3 to Exhibit A hereto will be deemed to be written instrument of transfer satisfactory to the Company and the Registrar.

At such time as all interests in a Global Security have been repurchased, converted, redeemed, cancelled or exchanged for Securities in certificated form, such Global Security shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the custodian for the Global Security. At any time prior to such cancellation, if any interest in a Global Security is repurchased, converted, redeemed, cancelled or exchanged for Securities in certificated form, the principal amount of such Global Security shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Security, be appropriately reduced, and an endorsement shall be made on such Global Security, by the Trustee or the custodian for the Global Security, at the direction of the Trustee, to reflect such reduction.

(b) Global Securities. Notwithstanding anything to the contrary in Section 2.11 of the Base Indenture, every transfer and exchange of a beneficial interest in a Global Security will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of the Indenture, and each Global Security may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Holders Deemed Owners. Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner and holder of such Security for the purpose of receiving payment of principal of and any interest on such Security at the Maturity Date, in connection with a Fundamental Change, upon any conversion or redemption and for all other purposes whatsoever, including delivery of shares of Common Stock on conversion, for distribution of notices to such Holders or solicitations of their consent, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Notwithstanding anything to the contrary in Section 2.11 of the Base Indenture:

(1) Each Global Security will be exchanged for Physical Securities if the Depositary delivers notice to the Company that the Depositary is unwilling, unable or no longer permitted under applicable law to continue to act as Depositary, and the Company fails to appoint a successor Depositary within 90 calendar days after receiving notice from the Depositary.

(2) If an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Security may exchange such beneficial interest for Physical Securities by delivering a written request to the Registrar.

In the case of an exchange for Physical Securities under clause (1) above:

(A) each Global Security will be deemed surrendered to the Trustee for cancellation;

(B) the Trustee will cause each Global Security to be cancelled in accordance with the Applicable Procedures; and

(C) the Company, in accordance with Section 2.04 of the Base Indenture, will promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 2.04 of the Base Indenture, will promptly authenticate and deliver, for each beneficial interest in each Global Security so exchanged, an aggregate principal amount of Physical Securities equal to the aggregate principal amount of such beneficial interest, registered in such names and in such authorized denominations as the Depositary specifies, and bearing any legends that such Physical Securities are required to bear under this Indenture.

In the case of an exchange for Physical Securities under clause (2) above:

(A) the Registrar will deliver notice of such request to the Company and the Trustee, which notice will identify the owner of the beneficial interest to be exchanged, the aggregate principal amount of such beneficial interest and the CUSIP of the relevant Global Security, in each case if and as such information is provided to the Registrar by the Depositary;

(B) the Company, in accordance with Section 2.04 of the Base Indenture, will promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 2.04 of the Base Indenture, will promptly authenticate and deliver to such owner, for the beneficial interest so exchanged by such owner, Physical Securities registered in such owner’s name having an aggregate principal amount equal to the aggregate principal amount of such beneficial interest and bearing any legends that such Physical Securities are required to bear under this Indenture; and

(C) the Registrar, in accordance with the Applicable Procedures, will cause the principal amount of such Global Security to be decreased by the aggregate principal amount of the beneficial interest so exchanged. If all of the beneficial interests in a Global Security are so exchanged, such Global Security will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Security to be cancelled in accordance with the Applicable Procedures.

In each of the cases described in clauses (1) and (2) above, the Company may rely on the Depositary to provide all names of beneficial owners and their respective principal amounts beneficially owned and may issue Physical Securities registered in the names and amounts so provided by the Depositary.

(d) Physical Securities. Except to the extent otherwise provided in Section 2.03(a) hereof, Physical Securities may be transferred or exchanged in accordance with Section 2.05 of the Base Indenture.

Section 2.04 Payments on the Securities.

(a) In General. Each Security will accrue interest at a rate equal to 4.25% per annum from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, the Issue Date. Interest on a Security will cease to accrue upon the earliest of the Maturity Date, subject to the provisions of Article 3 hereof, any Fundamental Change Purchase Date for such Security, subject to the provisions of Article 4 hereof, any Conversion Date for such Security, and subject to the provisions of Article 6 hereof, any Redemption Date for such Security. Interest on any Security will be payable semi-annually in arrears on each Interest Payment Date, beginning February 15, 2013, to the Holder of such Security as of the Close of Business on the Regular Record Date immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall be obligated to pay Holders Supplementary Interest under the circumstances set forth in Section 9.04 hereof.

The Securities will mature on the Maturity Date, and on the Maturity Date, each Holder of a then Outstanding Security will be entitled on such date to receive $1,000 in cash for each $1,000 in principal amount of then Outstanding Securities held, together with accrued and unpaid interest to, but not including, the Maturity Date on such then Outstanding Securities.

Notwithstanding anything to the contrary, if the Maturity Date or any Redemption Date or any Interest Payment Date or Fundamental Change Purchase Date or any Conversion Date falls, or if any payment, delivery, notice or other action by the Company is otherwise due, on a day that is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no additional interest will accrue and no default shall occur on account of such delay.

(b) Method of Payment. The Company will pay the principal of, the Fundamental Change Purchase Price for, the Redemption Price for, and any cash portion of the Settlement Amount with respect to, any Physical Security to the Holder of such Security in cash at the Corporate Trust Office, prior to 10:00 a.m. on the relevant payment or settlement date, as the case may be. The Company will pay any interest on any Physical Security to the Holder of such Security (i) if such Holder holds $2,000,000 or less aggregate principal amount of Securities, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $2,000,000 aggregate principal amount of Securities, (A) by check mailed to such Holder’s registered address or, (B) if such Holder delivers to the Trustee and Paying Agent a written request no later than the Regular Record Date for the relevant interest payment that the Company make such payments by wire transfer to an account of such Holder within the United States, for each interest payment corresponding to each Regular Record Date occurring during the period beginning on the date on which such Holder delivered such request and ending on the date, if any, on which such Holder delivers to the Registrar a written instruction to the contrary, by wire transfer of immediately available funds to the account specified by such Holder.

The Company will pay the principal of, interest on, the Fundamental Change Purchase Price or Redemption Price for, and any cash portion of the Settlement Amount with respect to, any Global Security to the Depositary by wire transfer of immediately available funds on the relevant payment date in accordance with Applicable Procedures.

(c) Defaulted Payments. The Company shall pay any interest on the Securities that is payable, but is not punctually paid or duly provided for, on the applicable Interest Payment Date, in accordance with Section 2.03 of the Base Indenture.

Section 2.03 of the Base Indenture shall be amended for purposes of the Securities by inserting the words “and Section 4.01 hereof” immediately following the reference to “Section 2.01(a)(23)” in the third sentence of the first paragraph thereof.

The second sentence of the second paragraph of Section 2.03 of the Base Indenture shall not apply to the Securities.

ARTICLE 3.

FUNDAMENTAL CHANGE AND PURCHASES

Section 3.01 Purchase at Option of Holders upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, then each Holder shall have the right, at such Holder’s option, to require the Company to purchase for cash all of such Holder’s Securities, or any portion thereof such that the remaining principal amount of each Security that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date on which the Company delivers the Fundamental Change Company Notice, at a purchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Purchase Date (unless the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the Holder of record on such Regular Record Date and the Fundamental Change Purchase Price will be equal to 100% of the principal amount of the Securities to be purchased).

Purchases of Securities under this Section 3.01 shall be made, at the option of the Holder thereof, upon:

(1) if the Securities to be purchased are Physical Securities, delivery to the Paying Agent by the Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth in Attachment 2 to the Form of Security attached hereto as Exhibit A and of the Securities, duly endorsed for transfer, on or before the Close of Business on the second Business Day immediately preceding the Fundamental Change Purchase Date, subject to extensions to comply with applicable law (the “Fundamental Change Expiration Time”); and

(2) if the Securities to be purchased are Global Securities, delivery of the Securities, by book-entry transfer, in compliance with the Applicable Procedures of the

Depositary and the satisfaction of any other requirements of the Depositary in connection with tendering beneficial interests in a Global Security for purchase, by the Fundamental Change Expiration Time.

The Fundamental Change Purchase Notice in respect of any Securities to be purchased shall state:

(1) if certificated, the certificate numbers of such Securities;

(2) the portion of the principal amount of such Securities, which must be such that the principal amount that is not to be purchased of each Security that remains Outstanding in full equals $1,000 or an integral multiple of $1,000 in excess thereof; and

(3) that such Securities are to be purchased by the Company pursuant to the applicable provisions of the Securities and this Indenture.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.03.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

(b) On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Securities, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the resulting purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Securities, in accordance with the procedures of the Depositary for providing notices. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at such time.

Each Fundamental Change Company Notice shall specify:

(1) the events causing the Fundamental Change;

(2) the date of the Fundamental Change;

(3) the last date on which a Holder of Securities may exercise the purchase right pursuant to this Article 3;

(4) the Fundamental Change Purchase Price;

(5) the Fundamental Change Purchase Date;

(6) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(7) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;

(8) if applicable, that the Securities with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with this Indenture;

(9) that the Holder must exercise the purchase right prior to the Fundamental Change Expiration Time;

(10) that the Holder shall have the right to withdraw any Securities surrendered for purchase prior to the Fundamental Change Expiration Time; and

(11) the procedures that Holders must follow to require the Company to purchase their Securities.

No failure of the Company to give the foregoing notices and no defect therein shall limit the purchase rights of the Holders of Securities or affect the validity of the proceedings for the purchase of the Securities pursuant to this Section 3.01.

(c) Notwithstanding the foregoing, there shall be no purchase of any Securities pursuant to this Section 3.01 if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Securities). The Paying Agent will promptly return to the respective Holders thereof any Physical Securities held by it during the acceleration of the Securities (except in the case of an acceleration resulting from a default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Securities) and shall deem to be cancelled any instructions for book-entry transfer of the Securities in compliance with the procedures of the Depositary, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02 Effect of Fundamental Change Purchase Notice. Upon receipt by the Paying Agent of a Fundamental Change Purchase Notice specified in Section 3.01, the Holder of the Security in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Security. Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, on the later of (x) the applicable Fundamental Change Purchase Date (provided the conditions in Section 3.01 have been satisfied, and subject to extensions to comply with applicable law) and (y) the time of delivery or book-entry transfer of such Security to the Paying Agent by the Holder thereof in the manner required by Section 3.01.

Section 3.03 Withdrawal of Fundamental Change Purchase Notice. A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Company Notice at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, specifying:

(a) the principal amount of the Securities with respect to which such notice of withdrawal is being submitted;

(b) if Physical Securities have been issued, the certificate numbers of the withdrawn Securities; and

(c) the principal amount, if any, of each Security that remains subject to the Fundamental Change Purchase Notice, which must be such that the principal amount not to be purchased equals $1,000 or an integral multiple of $1,000 in excess thereof;

provided, however, that if the Securities are Global Securities, the notice must comply with Applicable Procedures of the Depositary.

The Paying Agent will promptly return to the respective Holders thereof any Physical Securities with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.03.

Section 3.04 Deposit of Fundamental Change Purchase Price. On or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Securities or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds cash sufficient to pay the Fundamental Change Purchase Price of the Securities for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this Indenture on the Fundamental Change Purchase Date, then as of such Fundamental Change Purchase Date, (a) such Securities will cease to be Outstanding and interest will cease to accrue thereon (whether or not book-entry transfer of such Securities is made or such Securities have been delivered to the Paying Agent) and (b) all other rights of the Holders in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or book-entry transfer of such Securities).

Section 3.05 Securities Purchased in Whole or in Part. Any Security that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires in the case of Physical Securities, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered that is not purchased.

Section 3.06 Covenant to Comply with Applicable Laws upon Purchase of Securities. In connection with any offer to purchase Securities under Section 3.01, the Company shall, in each case if required by law, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws applicable to the Company in connection with such purchase offer.

Section 3.07 Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Fundamental Change Purchase Price of the Securities or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall promptly return any such excess to the Company.

ARTICLE 4.

CONVERSION

Section 4.01 Right To Convert. (a) Subject to and upon compliance with the provisions of the Indenture, each Holder shall have the right, at such Holder’s option, to convert its Securities, or any portion of its Securities such that the principal amount that remains Outstanding of each Security that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof, into the Settlement Amount determined in accordance with Section 4.03(a) hereof (the “Conversion Obligation”), (x) prior to the Close of Business on the Business Day immediately preceding May 15, 2019, only upon satisfaction of one or more of the conditions described in Section 4.01(b) hereof, and (y) on or after May 15, 2019, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date.

(b) (1) Prior to the Close of Business on the Business Day immediately preceding May 15, 2019, a Holder may surrender Securities for conversion during any fiscal quarter commencing after September 28, 2012 (and only during such fiscal quarter) if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is greater than or equal to 130% of the Conversion Price in effect on each applicable Trading Day.

(2) Prior to the Close of Business on the Business Day immediately preceding May 15, 2019, a Holder may surrender all or a portion of its Securities for conversion during the five Business Day period after any five consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Securities, as determined following a request by a Holder in accordance with the procedures set forth in this Section 4.01(b)(2), for each Trading Day of such Measurement Period was less than 98% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. The Company shall provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company in accordance with the definition of Trading Price, along with the appropriate contact information for each. The Bid Solicitation Agent (if other than the Company) shall have no obligation to solicit secondary market bid quotations for the Securities unless the Company has requested it to do so; and the Company shall have no obligation to make such request (or, if the Company is acting as Bid Solicitation Agent, to determine the Trading Price of the Securities) unless a Holder of a Security provides it with reasonable evidence that the Trading Price per $1,000 principal amount of Securities would be less than 98% of the product of (i) the Conversion Rate in effect on the next Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. Notwithstanding the definition of “Trading Price,” if (i) the Company does not so instruct the Bid Solicitation Agent to obtain bids when required, or the Bid Solicitation Agent fails to solicit bids when required, (ii) the Company is acting as Bid Solicitation Agent and fails to obtain bids when so required or (iii) the Trading Price is otherwise not determined as required, the Trading Price per $1,000 principal amount of the Securities will be deemed to be less than 98% of the product of (i) the Conversion Rate and (ii) the Trading Price for each Trading Day on which the Company or the Bid Solicitation Agent fails to do so, as the case may be. At such time, the Company shall, or shall instruct the Bid Solicitation Agent to (if other than the Company) determine the Trading Price per $1,000 principal amount of the Securities beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Securities for a Trading Day is greater than or equal to 98% of the product of (i) the Conversion Rate in effect on such Trading Day and (ii) the Last Reported Sale Price of the Common Stock on such Trading Day. Whenever the condition to conversion set forth in this Section 4.01(b)(2) has been met, but was not met on the immediately preceding Trading Day, the Company will so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing. If, at any time after the condition to conversion set forth in this Section 4.01(b)(2) has been met, the condition to conversion set forth in this Section 4.01(b)(2) ceases to be met, the Company will so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing.

(3) If the Company calls the Securities for redemption prior to the Close of Business on the Business Day immediately preceding May 15, 2019 pursuant to Article 6 hereof, Holders may convert their notes at any time prior to the Close of Business on the second Scheduled Trading Day prior to the Redemption Date, even if the Securities are not otherwise convertible at such time, after which time the Holder’s right to convert the Securities will expire (unless the Company defaults in the payment of the Redemption Price, in which case a Holder of the Securities may convert such Securities until the Redemption Price has been paid or duly provided for).

(4) If the Company elects to (x) issue to all or substantially all holders of the Common Stock rights, options or warrants entitling them for a period of not more than 50 calendar days after the date of such issuance to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance; or (y) distribute to all or substantially all holders of the Common Stock the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per-share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day preceding the date of announcement for such distribution, then, the Company must deliver notice of such issuance or distribution, and of the Ex-Dividend Date for such issuance or distribution, to the Holders at least 55 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Holders may surrender their Securities for conversion at any time during the period beginning on the 55th Scheduled Trading Day immediately prior to the Ex-Dividend Date for such issuance or distribution and ending on the earlier of (a) the Close of Business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution or (b) its announcement that such issuance or distribution will not take place, even if the Securities are not otherwise convertible at such time; provided, however, that Holders may not convert any of their Securities pursuant to this Section 4.01(b)(4) if the Company provides that Holders shall participate, at the same time and upon the same terms as holders of the Common Stock, and as a result of holding the Securities, in the relevant issuance or distribution without having to convert their Securities as if they held a number of shares of the Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such issuance or distribution multiplied by the principal amount (expressed in thousands) of Securities held by such Holder on the Ex-Dividend Date for such issuance or distribution.

(5) If (i) a Make-Whole Fundamental Change occurs or (ii) the Company is a party to (a) a consolidation, merger or binding share exchange, pursuant to which the Common Stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company, the Securities may be surrendered for conversion at any time from or after the date that is 20 Scheduled Trading Days prior to the anticipated effective date of such transaction (or, if later, the Business Day after the Company gives notice of such transaction) until the Close of Business (i) if such transaction or event is a Fundamental Change, on the Business Day immediately preceding the Fundamental Change Purchase Date, and (ii) otherwise, on the 35th Business Day immediately following the effective date for such transaction or event. The Company will notify the Trustee and Holders of any such transaction:

(A) as promptly as practicable following the date the Company publicly announces such transaction but in no event less than 20 Scheduled Trading Days prior to the anticipated effective date of such transaction; or

(B) if the Company does not have knowledge of such transaction at least 20 Scheduled Trading Days prior to the anticipated effective date of such transaction, within two Business Days of the date upon which the Company receives notice, or otherwise becomes aware, of such transaction, but in no event later than the actual effective date of such transaction.

Section 4.02 Conversion Procedures.

(a) Each Security shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the Applicable Procedures of the Depositary.

(b) To exercise the conversion privilege with respect to a beneficial interest in a Global Security, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company or the Conversion Agent, and pay the funds, if any, required by Section 4.02(f) and any taxes or duties if required pursuant to Section 4.02(g), and the Conversion Agent must be informed of the conversion in accordance with the customary practice of the Depositary.

To exercise the conversion privilege with respect to any Physical Securities, the Holder of such Physical Securities shall:

(1) complete and manually sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(2) deliver the Conversion Notice, which is irrevocable, and the Security to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents;

(4) if required, make any payment required under Section 4.02(f); and

(5) if required, pay all transfer or similar taxes as set forth in Section 4.02(g).

If, upon conversion of a Security, any shares of Common Stock are to be issued to a Person other than the Holder of such Security, the related Conversion Notice shall include such other Person’s name and address.

If a Holder has already delivered a Fundamental Change Purchase Notice as described in Section 3.01 with respect to a Security, the Holder may not surrender that Security for conversion until the Holder has withdrawn such notice in accordance with Section 3.03 hereof, except to the extent that a portion of the Holder’s Security is not subject to a Fundamental Change Purchase Notice.

For any Security, the first Business Day on which the Holder of such Security satisfies all of the applicable requirements set forth above with respect to such Security and on which conversion of such Security is not otherwise prohibited under this Indenture shall be the “Conversion Date” with respect to such Security.

Each conversion shall be deemed to have been effected as to any such Securities (or portion thereof) surrendered for conversion at the Close of Business on the applicable Conversion Date; provided, however, that, other than as set forth under Section 4.04 hereof, the Person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the Close of Business on the Conversion Date (in the case of Physical Settlement) or the last VWAP Trading Day of the applicable Cash Settlement Averaging Period (in the case of Combination Settlement). At the Close of Business on the Conversion Date for a Security, the converting Holder shall no longer be the Holder of such Security.

(c) Endorsement. Any Securities surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Securities, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.

(d) Physical Securities. If any Securities in a denomination greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Securities so surrendered, without charge, new Securities in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Securities.

(e) Global Securities. Upon the conversion of a beneficial interest in Global Securities, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Securities effected through any Conversion Agent other than the Trustee.

(f) Interest Due upon Conversion. If a Holder converts a Security after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, such Holder must accompany such Security with an amount of cash equal to the amount of interest that will be payable on such Security on the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (1) if the Conversion Date follows the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; (3) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Security.

(g) Taxes Due upon Conversion. If a Holder converts a Security, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

Section 4.03 Settlement upon Conversion.

(a) Settlement. (1) Subject to this Section 4.03 and Sections 4.06 and 4.07 hereof, upon conversion of any Security, the Company may make an election with respect to the Settlement Method (a “Settlement Election”) and the Specified Dollar Amount, if applicable (a “Specified Dollar Amount Election”), it chooses to deliver to Holders in full satisfaction of its Conversion Obligation in respect of each $1,000 principal amount of Securities being converted: cash (“Cash Settlement”), shares of Common Stock (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 4.03(b) (“Combination Settlement”).

(2) Settlement Election. All conversions occurring (x) on or after May 15, 2019 or (y) after the issuance by the Company of a Redemption Notice and prior to the Close of Business on the second Scheduled Trading Day immediately preceding the related Redemption Date shall be settled using the same Settlement Method. Except for any conversions occurring on or after May 15, 2019 and any conversions that occur after the Company’s issuance of a Redemption Notice, but prior to the Close of Business on the second Scheduled Trading Day preceding the related Redemption Date, the Company will use the same Settlement Method for all conversions occurring on the same Conversion Date. Except as set forth herein, the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates.

If the Company elects a Settlement Method, the Company shall inform Holders so converting, through the Trustee, of the Settlement Method it has selected (the “Settlement Election Notice”), no later than the Close of Business on the Trading Day immediately following the related Conversion Date (or in the case of any conversion occurring (i) after the date of issuance of a Redemption Notice and prior to the second Scheduled Trading Day preceding the related Redemption Date, in such Redemption Notice, or (ii) on or after May 15, 2019, no later than May 29, 2019 (which is the 55th Scheduled Trading Day preceding the Maturity Date). If the Company does not timely elect a Settlement Method, the Company will no longer have the right to elect Cash Settlement or Physical Settlement and the Company shall be deemed to have elected Combination Settlement in respect of its conversion obligations, and the Specified Dollar Amount of the Securities shall be deemed equal to $1,000. If the Company elects Combination Settlement but does not timely notify the converting Holders of the Specified Dollar Amount, such Specified Dollar Amount shall be deemed to be $1,000.

Prior to May 29, 2019, which is the 55th Scheduled Trading Day preceding the Maturity Date, the Company shall have the right to irrevocably elect Combination Settlement with a Specified Dollar Amount of $1,000 by delivering a written notice to all Holders of the Securities, the Trustee and the Conversion Agent and issuing a press release containing the relevant information and make such information available on the Company’s website. Following such irrevocable election, the Company shall not have the right to change the Settlement Method.

(3) Settlement Amount. The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Securities (the “Settlement Amount”) shall be computed as follows:

(A) if the Company elects Physical Settlement, the Company shall deliver to the converting Holder a number of shares of Common Stock equal to the product of (i) the aggregate principal amount of Securities to be converted, divided by $1,000 and (ii) the applicable Conversion Rate;

(B) if the Company elects Cash Settlement, the Company shall deliver to the converting Holder, in respect of each $1,000 principal amount of Securities being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 50 consecutive VWAP Trading Days during the related Cash Settlement Averaging Period; and

(C) if the Company elects Combination Settlement, the Company shall deliver to the converting Holder, in respect of each $1,000 principal amount of Securities being converted, an amount of cash and shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the 50 consecutive VWAP Trading Days during the applicable Cash Settlement Averaging Period.

(4) Delivery Obligation. The Company shall pay or deliver, as the case may be, the consideration due in respect of its Conversion Obligation (i) no later than the third Business Day immediately following the applicable Conversion Date, if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement; provided that for all such conversions occurring on or after the 55th Scheduled Trading Day immediately preceding the Maturity Date, the Company shall deliver the shares of Common Stock on the Maturity Date; and (ii) except to the extent otherwise provided pursuant to Section 4.06 hereof, no later than the third Business Day immediately following the last VWAP Trading Day of the applicable Cash Settlement Averaging Period, if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement or Combination Settlement. In either case, delivery on such third Business Day shall be deemed timely and shall not result in any Default hereunder even if such Business Day occurs after the Maturity Date.

(b) Fractional Shares. Notwithstanding the foregoing, the Company will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Security. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Company will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash (i) in the case Physical Settlement applies to the Conversion Obligation, based on the Daily VWAP of the Common Stock on the relevant Conversion Date, or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day or (ii) in the case Cash Settlement or Combination Settlement applies to the Conversion Obligation, based on the Daily VWAP on the last Trading Day of the relevant Cash Settlement Averaging Period (subject to subsection (c) below).

(c) Conversion of Multiple Securities by a Single Holder. If a Holder surrenders more than one Security for conversion on a single Conversion Date, the Company will calculate the amount of cash and the number of shares of Common Stock due with respect to such Securities as if such Holder had surrendered for conversion one Security having an aggregate principal amount equal to the sum of the principal amounts of each of the Securities surrendered for conversion by such Holder on such Conversion Date.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Security, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Security and the Company’s delivery of cash, shares of Common Stock or a combination of cash and shares of Common Stock into which a Security is convertible will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Security to, but excluding, the Conversion Date; provided, however, that, subject to Section 4.02(f), if a Holder converts a Security after a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Security on such Regular Record Date.

As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Security will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the Settlement Amount for any Security includes both cash and shares of the Common Stock, accrued and unpaid interest will be deemed to be paid first out of the amount of cash delivered upon such conversion. In no event will a Holder be entitled to receive any dividend or other distribution with respect to any Common Stock issued on conversion of such Holder’s Securities if the applicable Conversion Date is after the Regular Record Date for such dividend or distribution. Prior to the settlement of any conversion in accordance with Section 4.03, a Holder shall not be the owner of any Common Stock issuable upon conversion of such Holder’s Securities.

(e) Notices. Whenever a Conversion Date occurs with respect to a Security, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Securities converted on such Conversion Date and the names of the Holders that converted Securities on such Conversion Date.

On the first Business Day immediately following the last VWAP Trading Day of the Cash Settlement Averaging Period applicable to any converted Security to which Cash Settlement or Combination Settlement is applicable, the Company will deliver written notice to the Conversion Agent and the Trustee stating the amount of cash and the number of shares of Common Stock, if any, that the Company is obligated to pay to satisfy its conversion obligation with respect to each Security converted on such Conversion Date.

Section 4.04 Adjustment of Conversion Rate. The Conversion Rate will be adjusted as described in this Section 4.04, except that the Company shall not make any adjustment to the Conversion Rate if Holders participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and as a result of holding the Securities, in any of the transactions described below without having to convert their Securities, as if they held a number of shares of Common Stock equal to the applicable Conversion Rate, in respect of each $1,000 principal amount of Securities.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or such effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 4.04(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 4.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution to the Conversion Date that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 50 calendar days after the date of such issuance, to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 4.04(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered upon the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, or if such rights, options or warrants are not exercised prior to their expiration, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 4.04(b) and Section 4.01(b)(4) hereof, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(1) dividends or distributions (including share splits), rights, options or warrants as to which an adjustment was effected pursuant to Section 4.04(a) hereof or Section 4.04(b) hereof;

(2) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 4.04(d) hereof;

(3) except as otherwise described below pursuant to which an adjustment is made to the Conversion Rate pursuant to this Section 4.04(c), rights issued pursuant to any stockholders rights plan of the Company then in effect; provided that such rights plan provides for the issuance of such rights with respect to the Common Stock issued upon conversion of the Securities; and

(4) Spin-Offs as to which the provisions set forth below in this Section 4.04(c) shall apply;

(any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 5 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences the Company’s indebtedness, other assets, or property of the Company or rights, options or warrants to acquire the Company’s Capital Stock or other securities distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Securities shall receive, in respect of each $1,000 principal amount of Securities it holds, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Capital Stock, evidences of the Company’s indebtedness, other assets or property of the Company or rights, options or warrants to acquire the Capital Stock or other securities that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

Any increase made under the portion of this Section 4.04(c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 4.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Company or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as if reference therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

For purposes of the second adjustment set forth in this Section 4.04(c), the adjustment to such Conversion Rate shall be determined immediately after the Close of Business on the last day of the Valuation Period but shall be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references within this Section 4.04(c) to 10 Trading Days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Cash Settlement Averaging Period. In respect of any conversion during the Valuation Period for any Spin-Off, references within this Section 4.04(c) related to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date. If any dividend or distribution that constitutes a Spin-Off is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors, determines not to pay such dividends or distributions, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of Section 4.04(a) hereof, Section 4.04(b) hereof and this Section 4.04(c), if any dividend or distribution to which this Section 4.04(c) applies includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 4.04(a) hereof also applies (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 4.04(b) hereof also applies (the “Clause B Distribution”),

then (i) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.04(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required to be made under this Section 4.04(c) with respect to such Clause C Distribution shall be made, (ii) the Clause B Distribution, if any, shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.04(b) hereof with respect thereto shall then be made, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause B Distribution and the Clause A Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (B) any shares of Common Stock included in the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 4.04(b) hereof, and (iii) the Clause A Distribution, if any, shall be deemed to immediately follow the Clause C Distribution or the Clause B Distribution, as the case may be, except that, if determined by the Company, (A) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution, and (B) any shares of Common Stock included in the Clause A Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.04(a) hereof.

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share that the Company distributes to holders of the Common Stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each $1,000 principal amount of Securities it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution. Such increase shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased effective as of the date the Board of Directors of the Company, or a committee thereof, determines not to pay such dividends or distributions, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Trading Day next succeeding the Offer Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Trading Day next succeeding the Offer Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender offer or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration time of the tender or exchange offer on the Offer Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration time of the tender or exchange offer on the Offer Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date (the “Averaging Period”).

The adjustment to the Conversion Rate in this Section 4.04(e) shall be determined at the Close of Business on the last day of the Averaging Period but shall be given effect at the Open of Business on the Trading Day next succeeding the Offer Expiration Date. If the Trading Day next succeeding the Offer Expiration Date is less than 10 Trading Days prior to, and including, the end of the Cash Settlement Averaging Period in respect of any conversion, references in this Section 4.04(e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration Date to, and including, the last Trading Day of such Cash Settlement Averaging Period. In respect of any conversion during the 10 Trading

Days commencing on the Trading Day next succeeding the Offer Expiration Date, references in this Section 4.04(e) to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If a Holder converts a Security, when Physical Settlement is applicable to such Security and any Conversion Rate adjustment described herein has become effective on or prior to the applicable Conversion Date, but the Holder will be entitled to participate in the event giving rise to such adjustment on account of the shares of Common Stock it receives upon conversion of such Security, then, notwithstanding anything to the contrary herein, the Company shall calculate its conversion obligation to such Holder as if such Conversion Rate adjustment had not been required hereunder and treat such Holder as entitled to participate in such event on account of the shares of Common Stock it receives upon conversion of such Security.

(f) Special Settlement Provisions. Notwithstanding anything to the contrary herein, if a Holder converts a Security, when Combination Settlement is applicable to such Security and the Daily Settlement Amount for any VWAP Trading Day during the Cash Settlement Averaging Period applicable to such Security:

(1) is calculated based on a Conversion Rate adjusted on account of any event described in Sections 4.04(a) through (e) hereof; and

(2) includes any shares of Common Stock that, but for this provision, would entitle their holder to participate in such event;

then, although the Company will otherwise treat such Holder as the holder of record of such shares of Common Stock on the last VWAP Trading Day of such Cash Settlement Averaging Period, the Company will not permit such Holder to participate in such event on account of such shares of Common Stock.

(g) Poison Pill. If a Holder converts a Security, to the extent the Company has a rights plan in effect, the Holder converting such Security will receive, in addition to any shares of Common Stock otherwise received in connection with such conversion, the rights under the rights plan with respect to such shares, unless prior to such conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock, shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants as described in Section 4.04(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. Notwithstanding anything to the contrary herein, except on and after the first VWAP Trading Day of any Cash Settlement Averaging Period with respect to a Security and on or prior to the last VWAP Trading Day of such Cash Settlement Averaging Period, the Company will not be required to adjust the Conversion Rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the Effective Date for any Make-Whole Fundamental Change and (ii) in the case of any Security to which Physical Settlement applies, upon the Conversion Date, and in the case of a Security to which Cash Settlement or Combination Settlement applies, on the first VWAP Trading Day of the applicable Cash Settlement Averaging Period. In addition, the Company shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied.

(i) Limitation on Adjustments. Except as stated in this Section 4.04, the Company will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities. If, however, the application of the formulas in Sections 4.04(a) through (e) hereof would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split, share combination or readjustment to the Conversion Rate).

In addition, notwithstanding anything to the contrary herein, the Conversion Rate will not be adjusted:

(1) on account of stock repurchases that are not tender offers referred to in Section 4.04(e) hereof, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by the Board of Directors or otherwise;

(2) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(3) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by the Company or any of its Subsidiaries;

(4) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Securities were first issued;

(5) for a change in the par value of the Common Stock;

(6) for accrued and unpaid interest on the Securities, if any; or

(7) for an event otherwise requiring an adjustment under this Indenture if such event is not consummated.

In addition, before taking any action which would cause an adjustment to the Conversion Rate such that the Conversion Price per share of Common Stock would be less than the par value of the Common Stock issuable upon conversion of the Securities, the Company shall take all corporate actions that may, in the opinion of its counsel, be necessary so it may validly and legally issue shares of Common Stock at such adjusted Conversion Rate.

(j) For purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.05 Adjustment of Prices and Voluntary Adjustments.

(a) Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs or any function thereof, including the number of shares of Common Stock that would be deliverable, over a span of multiple days (including during a Cash Settlement Averaging Period), the Company will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Effective Date, Ex-Dividend Date or Offer Expiration Date of the event occurs, at any time during the period when such Last Reported Sale Prices, the Daily VWAPs or functions thereof, including the number of shares of Common Stock that would be deliverable, are to be calculated.

(b) Voluntary Adjustments. To the extent permitted by applicable law and subject to compliance with the listing standards of The NASDAQ Global Select Market, the Company is permitted to increase the Conversion Rate of the Securities by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. The Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Section 4.06 Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.

(a) Increase in the Conversion Rate. If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Securities in connection with such Make-Whole Fundamental Change, the Company shall, under the circumstances set forth in this Section 4.06, increase the Conversion Rate for the Securities so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as set forth in this Section 4.06. A conversion of Securities shall be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Close of Business on the Business Day immediately prior to the related Fundamental Change Purchase Date or, if such Make-Whole Fundamental Change is not a Fundamental Change, the 35th Business Day immediately following the Effective Date for such Make-Whole Fundamental Change.

(b) Cash Mergers. Upon surrender of Securities for conversion in connection with a Make-Whole Fundamental Change, the Company shall, at its option, satisfy its conversion obligation by Physical Settlement, Cash Settlement or Combination Settlement. Notwithstanding anything to the contrary herein, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in Clause (2) of the definition of Fundamental Change is comprised entirely of cash, then, for any conversion of Securities following the Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Security shall be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and shall, for each $1,000 principal amount of Securities converted, be deemed to be an amount of cash equal to the product of (i) the Conversion Rate in effect on the applicable Conversion Date (as increased by any number of Additional Shares required by this Section 4.06) multiplied by (ii) such Stock Price. In such event, the Company will determine the conversion obligation and pay such amount of cash to a converting Holder on the third Business Day following the applicable Conversion Date. Otherwise, the Company will settle any conversion of the Securities following the Effective Date for a Make-Whole Fundamental Change in accordance with Section 4.02 hereof (but subject to Section 4.07 hereof).

(c) Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Holder that converts its Securities in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of Make-Whole Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(d) Interpolation and Limits. The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(1) If the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(2) If the Stock Price is greater than $12.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.06(d)(4) hereof), the Conversion Rate shall not be increased.

(3) If the Stock Price is less than $4.25 per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.06(d)(4) hereof), the Conversion Rate shall not be increased.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of a Make-Whole Fundamental Change to exceed 235.2941 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustments in the same manner as the Conversion Rate is required to be adjusted as set forth in Section 4.04 hereof.

(4) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Securities is otherwise required to be adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.04.

(e) Notices. The Company shall notify the Holders of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

Section 4.07 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) Merger Events. In the case of:

(1) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment was made pursuant to Section 4.04(a) hereof);

(2) any consolidation, merger or combination involving the Company;

(3) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(4) any statutory share exchange;

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event,” any such stock, other securities, other property or assets, “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock is entitled to receive in the applicable Merger Event (or if as a result of the applicable Merger Event, each share of Common Stock is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the per-share of Common Stock weighted average of the types and amounts of Reference Property received by the holders of Common Stock that affirmatively make such an election) a “Unit of Reference Property”) then, at the effective time of such Merger Event, the right to convert each $1,000 principal amount of Securities will, without the consent of the Holders, be changed into a right to convert each $1,000 principal amount of Securities into or based on a number of Units of Reference Property equal to the applicable Conversion Rate and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for such change in the right to convert each $1,000 principal amount of Securities; provided, however, that (x) the Company will continue to have the right to determine the form of consideration to be paid and delivered, as the case may be, pursuant to Section 4.03(a)(2) hereof and (y)(i) any amount payable in cash upon conversion of the Securities in accordance with Sections 4.03 and 4.06 hereof shall continue to be payable in cash, (ii) the number of shares of Common Stock that the Company would have been required to deliver upon conversion of the Securities in accordance with Sections 4.03 and 4.06 hereof shall instead be deliverable in Units of Reference Property and (iii) the Daily VWAP will be calculated based on the amount and kind of a Unit of Reference Property and the definitions of VWAP Trading Day and VWAP Market Disruption Event shall be determined by reference to the components of a Unit of Reference Property. The Company shall notify the Holders of the Unit of Reference Property as soon as practicable after such determination is made.

The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 4.07. Such supplemental indenture described in the immediately preceding paragraph shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor Person.

(b) Notice of Supplemental Indentures. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Securities maintained by the Registrar, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 4.07 shall similarly apply to successive Merger Events.

(c) Prior Notice. In addition, at least 20 Scheduled Trading Days before any Merger Event, the Company shall give notice to Holders of such Merger Event, or, if the Company has not publicly announced such Merger Event at such time, as promptly as practicable after publicly announcing such Merger Event. In any such notice, the Company shall also specify the composition of the Unit of Reference Property for such Merger Event, or, if the Company has not determined the composition of such Unit of Reference Property at such time, the Company will provide an additional notice to Holders that states the composition of such Unit of Reference Property as promptly as practicable after determining its composition.

Section 4.08 Stock Issued upon Conversion.

(a) Reservation of Shares. To the extent necessary to satisfy its obligations under this Indenture, prior to issuing any shares of Common Stock, the Company will reserve out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Securities.

(b) Certain Other Covenants. The Company covenants that all shares of Common Stock that may be issued upon conversion of Securities shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder or due to a change in registered owner).

The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Securities on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

Section 4.09 Responsibility of Trustee. The Trustee and any Conversion Agent, Registrar, Bid Solicitation Agent or Paying Agent (in each case, if other than the Company) shall not at any time be under any duty or responsibility to any Holder of Securities to determine or calculate amounts to be paid or for monitoring the price of the Common Stock or be charged with any knowledge of or have any duties to monitor any Measurement Period. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock, accrued interest payable on the Securities, the Daily VWAP, the Daily Conversion Value, the Daily Settlement Amount and the Conversion Rate of the Securities. Further, the Trustee and any Conversion Agent, Registrar, Bid Solicitation Agent or Paying Agent (in each case, if other than the Company) shall not at any time be under any duty or responsibility to any Holder of Securities to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Securities; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Securities for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent.

Section 4.10 Notice to Holders

(a) Prior to Certain Actions. (1) In case of any:

(A) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 4.04(a), (b), (c), (d), (e), (g) or (h); or

(B) voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the

Conversion Agent (if other than the Trustee) and to be delivered to each Holder, as promptly as possible but in any event at least 15 calendar days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, dissolution, liquidation or winding-up.

(2) Voluntary Increases. If the Company increases the Conversion Rate pursuant to Section 4.05(b), the Company shall deliver notice to the Holders at least 15 calendar days prior to the date on which such increase will become effective, which notice shall state the date on which such increased will become effective and the amount by which the Conversion Rate will be increased.

(b) After Certain Actions and Events. Whenever an adjustment to the Conversion Rate becomes effective pursuant to Sections 4.04, 4.05 or 4.06 hereof, the Company will (i) file with the Trustee an Officer’s Certificate stating that such adjustment has become effective, the Conversion Rate, and the manner in which the adjustment was computed and (ii) deliver notice to the Holders stating that such adjustment has become effective and the Conversion Rate or conversion privilege as adjusted. Failure to give any such notice, or any defect therein, shall not affect the validity of any such adjustment.

ARTICLE 5.

SUBORDINATION

Section 5.01 Agreement to Subordinate. The Company agrees, and each Holder by accepting a Security agrees, that the Indebtedness evidenced by the Securities (other than with respect to Obligations of the Securities that are secured by a pledge of the Escrow Account in accordance with Article 7 hereof and the assets therein pursuant to the Pledge and Escrow Agreement, solely to the extent of the assets therein and proceeds thereof) is subordinated in right of payment, to the extent and in the manner provided in this Article 5, to the prior payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

Section 5.02 Liquidation; Dissolution; Bankruptcy.

(a) Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or in any marshaling of the Company’s assets and liabilities, in each case other than with respect to Obligations of the Securities that are secured by a pledge of the Escrow Account in accordance with Article 7 hereof and the assets therein pursuant to the Pledge and Escrow

Agreement, solely to the extent of the assets therein and proceeds thereof, holders of Senior Indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Securities will be entitled to receive any payment of principal of and interest on, the Redemption Price or the Fundamental Change Purchase Price of, or the cash portion of the Company’s conversion obligation (if the Company has elected Cash Settlement or Combination Settlement) upon conversion of the Securities.

(b) To the extent any payment of Senior Indebtedness is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, reorganization, insolvency, receivership or similar proceeding, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred and the provisions of this Article 5 will be applied accordingly.

Section 5.03 Default on Senior Indebtedness.

(a) The Company may not make any payment or distribution (other than with respect to Obligations of the Securities that are secured by a pledge of the Escrow Account in accordance with Article 7 hereof and the assets therein pursuant to the Pledge and Escrow Agreement, solely to the extent of the assets therein and proceeds thereof) to the Trustee or any Holder in respect of Obligations with respect to the Securities and may not acquire from the Trustee or any Holder any Securities for cash or property until all principal and other Obligations with respect to the Senior Indebtedness have been paid in full if:

(1) a default in the payment of principal, premium, if any, accrued and unpaid interest, if any, or any other Obligation due on any Senior Indebtedness (a “Payment Default”) occurs and is continuing (including a payment that has become due as a result of the acceleration of any Senior Indebtedness); or

(2) any other default (a “Nonpayment Default”) occurs and is continuing on the Senior Indebtedness that permits holders of the Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the Representative. The Trustee shall promptly deliver a copy of any Payment Blockage Notice received by it to the Company and the Company shall promptly deliver such copy to all holders of Senior Indebtedness. If the Representative shall, within 10 calendar days of their receipt thereof, deliver to the Company and the Trustee a notice rescinding such Payment Blockage Notice, such Payment Blockage Notice shall be deemed not to have been delivered for all purposes of the Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 5.03 unless and until at least 365 calendar days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

For the avoidance of doubt, the foregoing shall not prevent the Holders of the Securities from receiving payments from the Escrow Account pursuant to Article 7 hereof.

(b) The Company may and will resume payments on and distributions in respect of the Securities and may acquire them upon the earlier of:

(1) in the case of a Payment Default, upon the date upon which such default is cured or waived, and

(2) in the case of a Nonpayment Default, upon the earliest of (w) the date on which such Nonpayment Default is cured or waived, (x) 91 calendar days after the date the Senior Indebtedness is paid in full, (y) 179 calendar days after the date on which the applicable Payment Blockage Notice is received, or (z) the date the Payment Blockage Notice is rescinded, unless the maturity of the Senior Indebtedness has been accelerated (in which event the foregoing subclause (1) shall apply), if the Indenture otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

Section 5.04 Acceleration of Securities. If payment of the Securities is accelerated because of an Event of Default, the Company may not make, directly or indirectly through any Subsidiary or other Person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Securities and may not acquire from the Trustee or any Holder any Securities for cash or property until all principal and other Obligations with respect to the Senior Indebtedness have been paid in full or such acceleration is rescinded in accordance with the terms of this Supplemental Indenture. The Company shall promptly notify holders of Senior Indebtedness of any such acceleration.

Section 5.05 When Distribution Must Be Paid Over. In the event that the Trustee or any Holder of the Securities receives any payment of any Obligations with respect to the Securities at a time when the payment is prohibited by Section 5.03 or Section 5.04, such payment will be held by the Trustee or such Holder, as the case may be, in trust for the benefit of, and will be paid forthwith over and delivered, upon proper written request, to, the holders of Senior Indebtedness as their interests may appear or their Representative, if any, under the agreement, indenture or other document (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 5, and no implied covenants or obligations with respect to the holders of Senior Indebtedness will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Indebtedness are then entitled by virtue of this Article 5, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 5.06 Notice by Company. The Company will promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Securities to violate this Article 5, but failure to give such notice will not affect the subordination of the Securities to the Senior Indebtedness as provided in this Article 5.

Section 5.07 Subrogation. After all Senior Indebtedness is paid in full and until the Securities are paid in full, Holders of Securities will be subrogated (equally and ratably with all other Indebtedness pari passu with the Securities) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders of Securities have been applied to the payment of Senior Indebtedness. A distribution made under this Article 5 to holders of Senior Indebtedness that otherwise would have been made to Holders of Securities is not, as between the Company and Holders, a payment by the Company on the Securities.

Section 5.08 Relative Rights. This Article 5 defines the relative rights of Holders of Securities and holders of Senior Indebtedness. Nothing in this Supplemental Indenture will:

(a) impair, as between the Company and Holders of Securities, the obligation of the Company, which is absolute and unconditional, to pay principal of, and interest, if any, on, the Fundamental Change Repurchase Price or Redemption Price of, and to pay or deliver any amount due upon conversion of, the Securities in accordance with their terms;

(b) affect the relative rights of Holders of Securities and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or

(c) prevent the Trustee or any Holder of Securities from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Securities.

If the Company fails because of this Article 5 to pay principal of, or interest, if any, on, the Redemption Price of, the Fundamental Change Repurchase Price of, or to pay or deliver any amount due upon conversion of, the Securities in accordance with their terms, the failure is still a Default or Event of Default.

Section 5.09 Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Securities may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Supplemental Indenture.

Section 5.10 Distribution or Notice to Representative or Holders of Senior Indebtedness. Whenever a distribution is to be made or a notice given to holders of the Senior Indebtedness, the distribution may be made and the notice given to their Representative, if they have appointed one, and if no Representative has been appointed by the holders of any series of Senior Indebtedness, such distribution or notice shall be made or given directly to such holders.

Upon any payment or distribution of assets of the Company referred to in this Article 5, the Trustee and the Holders of Securities will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such

Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Securities for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 5.

Section 5.11 Rights of Trustee and Paying Agent. Notwithstanding the provisions of this Article 5 or any other provision of the Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Securities, unless the Trustee has received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Securities to violate this Article 5, except for any acceleration of the Securities prior to making any such payment or distribution which is known by any officer of the Trustee prior to making any such payment or distribution. The notice may only be given by the Company or a Representative. For the avoidance of doubt, no such notice shall constitute a Payment Blockage Notice unless delivered in accordance with Section 5.03(a)(2). Nothing in this Article 5 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Base Indenture.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. Any Registrar, any Paying Agent, any Conversion Agent, any Bid Solicitation Agent and their successors hereunder may do the same with like rights.

Section 5.12 Authorization to Effect Subordination; Filing Proof of Claim. Each Holder of Securities, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 5, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 7.13 of the Base Indenture at least 30 calendar days before the expiration of the time to file such claim, the Representative is hereby authorized to file an appropriate claim for and on behalf of the Holders of the Securities.

Section 5.13 Reliance and Amendments.

(a) Each Holder of Securities by its acceptance thereof acknowledges and agrees that the subordination provisions set forth in this Article 5 are, and are intended to be, an inducement and a consideration for each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Indebtedness.

(b) The provisions of this Article 5 may not be amended or modified without the written consent of the holders of all Senior Indebtedness. In addition, any amendment to, or waiver of, the provisions of this Article 5 that adversely affects the rights of the Holders of the Securities will require the consent of the Holders of a majority in aggregate principal amount of Securities then Outstanding.

Section 5.14 No Layering. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in right of payment to the Securities, other than Senior Indebtedness.

Section 5.15 No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 5.09, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 5 or the obligations hereunder of the Holders to the holders of Senior Indebtedness, do any one or more of the following:

(a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;

(b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

(c) release any Person liable in any manner for the collection of Senior Indebtedness; and

(d) exercise or refrain from exercising any rights against the Company and any other Person.

ARTICLE 6.

REDEMPTION

Section 6.01 General. Article 3 of the Base Indenture shall not apply to the Securities. Instead, the provisions set forth in this Article 6 shall, with respect to the Securities, supersede in their entirety Article 3 of the Base Indenture, and all references in the Base Indenture to Article 3 thereof shall, with respect to the Securities, be deemed to be references to the redemption provisions set forth in this Article 6.

Section 6.02 Right to Redeem; Notices to Trustee.

(a) The Securities are not redeemable by the Company prior to August 15, 2016. On or after August 15, 2016, except for the Securities that the Company is required to repurchase in accordance with Article 3 hereof, the Company may redeem any or all of the Securities in cash at the Redemption Price (as defined below), provided that the Last Reported Sale Price of the Common Stock for 20 or more Trading Days in a period of 30 consecutive Trading Days immediately prior to the date of the Redemption Notice exceeds 130% of the applicable Conversion Price in effect on such Trading Day; provided that the Company may not redeem the Securities if the Redemption Date would be after the Maturity Date.

(b) The redemption price at which the Securities are redeemable (the “Redemption Price”) shall be equal to the sum of (i) 100% of the principal amount of Securities to be redeemed, payable in cash, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, payable in cash; provided, however, that if the Redemption Date is after a Regular Record Date and prior to the Interest Payment Date to which it relates, the Company will not pay accrued and unpaid interest to any Holder surrendering its Securities for redemption, and shall instead pay the full amount of the interest due on such Interest Payment Date to the Holder of record on the Regular Record Date.

(c) The Company may not redeem any Securities if the principal amount of the Securities has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant Redemption Date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to such Securities).

Section 6.03 Selection of Securities to be Redeemed.

If less than all the Outstanding Securities are to be redeemed, the Trustee shall select the Securities to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, on a pro rata basis or by another method the Trustee considers reasonable, fair and appropriate in accordance with Applicable Procedures

Provisions of this Indenture that apply to Securities called for redemption in whole also apply to Securities called for redemption in part. The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.

If a portion of any Holder’s Securities is selected for redemption and such Holder has converted a portion of its Securities before termination of the conversion right with respect to the portion of the Security so selected, the converted portion of such Security shall be deemed (so far as may be) to be the portion selected for redemption. Securities which have been converted during a selection of Securities to be redeemed may be treated by the Trustee as Outstanding for the purpose of such selection.

Section 6.04 Notice of Redemption.

At least 70 calendar days but not more than 90 calendar days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid (or, in the case of Securities held in book entry form, by electronic transmission), to the Trustee, the Paying Agent and each Holder of Securities to be redeemed in whole or in part at its last address as the same appears on the Security Register (a “Redemption Notice”).

The Redemption Notice shall specify the Securities to be redeemed (including the CUSIP numbers, if any) and shall state:

(a) that the Holders have a right to convert the Securities called for redemption upon satisfaction of the requirements therefor set forth in this Indenture;

(b) the Redemption Date;

(c) the Redemption Price;

(d) the applicable Conversion Rate and any adjustments thereto; the relevant Settlement Method for Securities converted pursuant to Section 4.01(b)(3) and, if applicable, the Specified Dollar Amount;

(e) the name and address of the Paying Agent and Conversion Agent;

(f) that Securities called for redemption may be converted at any time before the Close of Business on the second Scheduled Trading Day immediately preceding the Redemption Date; and

(g) the procedures a Holder must follow to exercise rights under Section 6.02.

At the Company’s written request (which request must include the information listed in clauses (a) through (f) above and be received by the Trustee not fewer than 75 calendar days prior (or such shorter period of time as may be acceptable to the Trustee) to the Redemption Date) the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed (or in the case of Securities held in book entry form, by electronic transmission) the Redemption Notice not fewer than 70 calendar days nor more than 90 calendar days prior to the Redemption Date to each Holder to be redeemed as a whole or in part at its last address as the same appears on the Security Register. Such mailing shall be by first class mail. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Security designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security. Concurrently with the mailing of any such Redemption Notice, the Company shall issue a press release announcing such redemption, the form and content of which press release shall be determined by the Company in its sole discretion. The failure to issue any such press release or any defect therein shall not affect the validity of the Redemption Notice or any of the proceedings for the redemption of any Security called for redemption.

Section 6.05 Effect of Notice of Redemption.

Once the Redemption Notice is delivered as set forth in Section 6.04, Securities called for redemption become due and payable on the Redemption Date and at the Redemption Price, except for Securities that are converted in accordance with the terms of this Supplemental Indenture. Upon surrender to the Paying Agent, such Securities shall be paid at the Redemption Price.

Section 6.06 Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent an amount of money (in immediately available funds if deposited on such Trading Day) sufficient to pay the aggregate Redemption Price of all the Securities or portions thereof which are to be redeemed as of the Redemption Date.

If the Paying Agent holds cash sufficient to pay the Redemption Price with respect to the Securities to be redeemed on the Redemption Date in accordance with the terms of this Supplemental Indenture, then, immediately after the Redemption Date, (a) such Securities will cease to be Outstanding and interest shall cease to accrue thereon (whether or not book-entry transfer of such Securities is made or such Securities have been delivered to the Paying Agent) and (b) all other rights of the Holders in respect thereof will terminate (other than the right to receive the Redemption Price upon delivery or book-entry transfer of such Securities).

Section 6.07 Securities Redeemed in Part.

Any Security which is to be redeemed only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, in the case of Physical Securities, due endorsement by, or a written instrument of transfer in substantially in the Form of Assignment and Transfer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Security, without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Security so surrendered that is not redeemed; provided, that the Company shall not be required to (i) issue, register the transfer of or exchange any Securities during a period beginning at the Open of Business 15 calendar days before the mailing of the Redemption Notice of the Securities and ending at the Close of Business on the earliest date on which the relevant Redemption Notice is deemed to have been given to all Holders of Securities to be redeemed or (ii) register the transfer of or exchange any Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Securities being redeemed in part.

ARTICLE 7.

COLLATERAL SECURITY

Section 7.01 Collateral Security.

(a) On the Issue Date of the initial Securities issued hereunder, the Company shall (i) enter into the Pledge and Escrow Agreement and thereafter comply with the terms and provisions of such agreement and (ii) pledge the Pledged Collateral to the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such Pledged Collateral to provide for payment in full of the first six scheduled interest payments due on the Securities. The Pledged Collateral shall be pledged by the Company to the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders and shall be held by the Escrow Agent in the Pledge Account pending disposition pursuant to the Pledge and Escrow Agreement. The Pledged Collateral shall also secure the due and punctual payment and performance of all obligations of the Company, whether now or hereafter existing, under the Securities, this Indenture and the Pledge and Escrow Agreement, including interest accrued on the Securities after the commencement of a bankruptcy, reorganization or similar proceeding involving the Company. Notwithstanding the foregoing, the Pledged Collateral shall not secure obligations of the Company to issue and deliver shares of Common Stock (or other Reference Property) upon conversion of the Securities, provided, however that the Pledged Collateral shall secure the obligations of the Company to pay the principal of, and accrued and unpaid interest, if any, on the Securities in the event of an acceleration upon an Event of Default, including a failure by the Company to comply with its obligations to convert the Securities as set forth in Section 9.02.

(b) Each Holder, by its acceptance of a Security, consents and agrees to the terms of the Pledge and Escrow Agreement (including the provisions providing for foreclosure and release of the Pledged Collateral) as such agreement may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Escrow Agent and the Trustee to enter into the Pledge and Escrow Agreement and to perform their respective obligations and exercise their respective rights under such agreement in accordance therewith. The Company will do or cause to be done all such acts and things as may be necessary, or as may be required by the provisions of the Pledge and Escrow Agreement, to assure and confirm to the Escrow Agent and the Trustee the security interest in the Pledged Collateral contemplated hereby, by the Pledge and Escrow Agreement or any part of such agreement, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities secured hereby, according to the intent and purposes herein and therein expressed. The Company shall take, or cause to be taken, any and all actions reasonably required to create and maintain, as security for the obligations of the Company under this Indenture and the Securities, a valid, enforceable and perfected first priority lien in and on all the Pledged Collateral, in favor of the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other liens.

(c) The release of any portion of the Pledged Collateral pursuant to the Pledge and Escrow Agreement will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral are released pursuant to this Indenture and the Pledge and Escrow Agreement. To the extent applicable, the Company shall cause Section 314(d) of the Trust Indenture Act relating to the release of property or securities from the lien and security interest of the Pledge and Escrow Agreement and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of the Pledge and Escrow Agreement to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Company. The Company shall cause Section 314(b) of the Trust Indenture Act, relating to opinions of counsel regarding the lien under the Pledge and Escrow Agreement, to be complied with.

(d) The Escrow Agent and the Trustee may, in their sole discretion and without the consent of the Holders, on behalf of the Holders, take all reasonable actions in accordance with the Pledge and Escrow Agreement, necessary or appropriate in order to (i) enforce any of the terms of the Pledge and Escrow Agreement and (ii) collect and receive any and all amounts payable in respect of the obligations of the Company under such agreement. The Escrow Agent and the Trustee shall have power (but not the obligation) to institute and to maintain such suits and proceedings as the they may reasonably deem expedient to preserve or protect their interests and the interests of the Holders in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Escrow Agent or of the Trustee).

ARTICLE 8.

PARTICULAR COVENANTS OF THE COMPANY

Section 8.01 Payment of Principal, Interest, Redemption Price and Fundamental Change Purchase Price. This Section 8.01 shall replace Section 4.01 of the Base Indenture in its entirety.

The Company covenants and agrees that it will cause to be paid the principal of (including the Fundamental Change Purchase Price and Redemption Price), and accrued and unpaid interest, if any, on each of the Securities at the places, at the respective times and in the manner provided herein and in the Securities.

Section 8.02 Maintenance of Office or Agency. This Section 8.02 replaces Section 4.02 of the Base Indenture in its entirety.

The Company will maintain in Minneapolis, Minnesota, an office of the Paying Agent, an office of the Registrar and an office or agency where Securities may be surrendered for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office or the office or agency of the Trustee in Minneapolis, Minnesota.

The Company may also from time to time designate co-registrars and one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in Minneapolis, Minnesota for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Registrar, Custodian, Conversion Agent, Transfer Agent and the Corporate Trust Office, which shall be in the continental United States, shall be considered as one such office or agency of the Company for each of the aforesaid purposes. The Company hereby initially designates itself as the Bid Solicitation Agent.

With respect to any Global Security, the Corporate Trust Office of the Trustee or any Paying Agent shall be the Place of Payment where such Global Security may be presented or surrendered for payment or conversion or for registration of transfer or exchange, or where successor Securities may be delivered in exchange therefor; provided, however, that any such payment, conversion, presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depositary for such Global Security shall be deemed to have been effected at the Place of Payment for such Global Security in accordance with the provisions of this Indenture.

Section 8.03 Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.10 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 8.04 Provisions as to Paying Agent. This Section 8.04 replaces Section 4.03 of the Base Indenture in its entirety.

(a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 8.04:

(1) that it will hold all sums held by it as such agent for the payment of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, and the Fundamental Change Purchase Price for, the Securities in trust for the benefit of the holders of the Securities;

(2) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, or the Fundamental Change Purchase Price for, the Securities when the same shall be due and payable; and

(3) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, and Fundamental Change Purchase Price for, the Securities, deposit with the Paying Agent a sum sufficient to pay such principal, accrued and unpaid interest, the Redemption Price of, or Fundamental Change Purchase Price, as the case may be, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action, provided that, if such deposit is made on the due date, such deposit must be received by the Paying Agent by 10:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, or Fundamental Change Purchase Price for, the Securities, set aside, segregate and hold in trust for the benefit of the Holders of the Securities a sum sufficient to pay such principal of, accrued and unpaid interest, if any, on, the Redemption Price of, or Fundamental Change Purchase Price, as the case may be, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal of, accrued and unpaid interest on, the Redemption Price of, or

Fundamental Change Purchase Price for, the Securities when the same shall become due and payable.

(c) Anything in this Section 8.04 to the contrary notwithstanding, (i) the agreement to hold sums in trust as provided in this Section 8.04 is subject to the provisions of Section 10.04, and (ii) the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Paying Agent hereunder as required by this Section 8.04, such sums to be held by the Trustee upon the trusts herein contained and upon such payment by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability with respect to such sums.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, or Fundamental Change Purchase Price for, any Security and remaining unclaimed for two years after such principal, accrued and unpaid interest, if any, on, the Redemption Price of, or Fundamental Change Purchase Price for, such Security has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, subject to any escheatment laws, or (if then held by the Company) shall be discharged from such trust; and the holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall issue a press release that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty calendar days from the release of such press release, any unclaimed balance of such money then remaining will be repaid to the Company. The Company shall make such press release available on its website.

Section 8.05 Existence. Subject to Article 12, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 8.06 Reports.

(a) This Section 8.06 replaces Section 5.03 of the Base Indenture in its entirety.

(1) The Company shall file with the Trustee, within 15 calendar days after it is required to file the same with the Commission (giving effect to any period provided by Rule 12b-25 under the Exchange Act), copies of the quarterly and annual reports (on Form 10-K or Form 10-Q or any successor form) that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that the Company files with the Commission through the EDGAR system will be deemed to be delivered to the Trustee for the purposes of this Section 8.06 at the time of such filing through the EDGAR system. The Trustee shall have no responsibility whatsoever to determine if such filings have been made.

(2) If at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee and the Holders of the Securities with annual and quarterly reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements.

(3) Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 8.07 Pledge and Escrow Agreement. The Company shall maintain the Pledge and Escrow Agreement in full force and effect prior to its expiration in accordance with its terms, shall comply with the terms thereof and shall not amend the Pledge and Escrow Agreement in any manner adverse to the holders of the Securities without the consent of the each Holder affected thereby. Simultaneously with the original issuance of the Securities, the Company shall deliver Pledged Collateral to the Escrow Agent for deposit in the Escrow Account in the amount of $36,690,191.00 in immediately available funds.

Section 8.08 Officer’s Certificates. Subject to Section 13.12 of the Base Indenture, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating whether or not, to the knowledge of the signers thereof, the Company is in default in the performance and observation of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder). If the Company is in default, such Officer’s Certificate shall specify all such Defaults and the nature and status thereof of which the signers have knowledge.

Section 8.09 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

ARTICLE 9.

REMEDIES

Section 9.01 Amendments to the Base Indenture. The Event of Default provisions set forth in this Article 9 shall, with respect to the Securities, supersede the entirety of Article 6 of the Base Indenture, and all references in the Base Indenture to Article 6 thereof and the provisions relating to Events of Default therein, as the case may be, shall, with respect to the Securities, be deemed to be references to this Article 9 and the Events of Default provisions set forth in this Article 9, respectively.

Section 9.02 Events of Default. Each of the following events (and only the following events) shall be an “Event of Default” wherever used with respect to the Securities:

(a) default in any payment of interest on any Security when due and payable, whether or not prohibited by Article 5 hereof, and the default continues (i) for any Interest Payment Date through and including August 15, 2015, for a period of ten (10) Business Days, or (ii) for any Interest Payment Date after August 15, 2015, for a period of thirty (30) calendar days;

(b) default in the payment of the principal of any Security (including the Fundamental Change Purchase Price) when due and payable on the Maturity Date, upon required repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by Article 5 hereof;

(c) failure by the Company to pay the Redemption Price of any Security on any Redemption Date, whether or not such payment is prohibited by Article 5 hereof;

(d) failure by the Company to comply with its obligations under Article 4 hereof to convert the Securities into cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as applicable, in accordance with Article 4 hereof upon exercise of a Holder’s conversion right, whether or not any cash payment due upon conversion is prohibited by Article 5 hereof and such failure continues for three (3) Scheduled Trading Days;

(e) failure by the Company to comply with its obligations under Article 12 hereof;

(f) failure by the Company to issue a notice in accordance with the provisions of Section 4.01(b)(4) or 4.01(b)(5) hereof or Section 3.01(b) hereof for a period of five (5) calendar days after such notice becomes due;

(g) failure by the Company for sixty (60) calendar days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Securities then Outstanding (a copy of which notice, if given by Holders, must also to be given to the Trustee) has been received by the Company to comply with any of its other agreements contained in the Securities or this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 9.02 specifically provided for or that is not applicable to the Securities), which notice shall state that it is a “Notice of Default” hereunder;

(h) default by the Company or any Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $20,000,000 in the aggregate of the Company and/or any such Subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 30 calendar days, or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 calendar days;

(i) the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s, or such Significant Subsidiary of the Company’s, property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(j) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety consecutive calendar days;

(k) the Pledge and Escrow Agreement shall cease to be in full force and effect or enforceable prior to August 15, 2015 in accordance with the terms thereof; or

(l) the failure by the Company or any of its Significant Subsidiaries to pay any final judgments entered by a court or courts of competent jurisdiction in excess of $20,000,000 (excluding any amounts covered by insurance), which judgment is not paid, discharged, stayed, vacated or otherwise satisfied for within 45 calendar days after (x) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (y) the date on which all rights to appeal have been extinguished.

Section 9.03 Acceleration; Rescission and Annulment.

(a) If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 9.02(i) or Section 9.02(j) with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company)), unless the principal of all of the Securities shall have already become due and payable, either the Trustee or the holders of at least 25% in aggregate principal amount of the Securities then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on all the Securities to be due and payable immediately, and, subject to Section 5.04 hereof, upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in this Indenture or in the Securities contained to the contrary notwithstanding. If an Event of Default specified in Section 9.02(i) or Section 9.02(j) with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all Securities shall be immediately due and payable, subject to Section 5.04 hereof.

(b) The Holders of a majority in aggregate principal amount of the Securities then Outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Securities (other than a Default or an Event of Default resulting from a failure to pay the principal of, accrued and unpaid interest on, or the Redemption Price or the Fundamental Change Purchase Price of a Security, the failure to pay or deliver the cash, shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, due upon conversion of a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) and rescind and annul such declaration of acceleration resulting from such Defaults or Event of Defaults (other than a Default or an Event of Default resulting from a failure to pay the principal of, accrued and unpaid interest on, or the Fundamental Change Purchase Price or Redemption Price of a Security, the failure to pay or deliver the cash, shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, due upon conversion of a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) and their consequences and such Default (other than a Default relating to the failure to pay principal on, accrued and unpaid interest on, or the Fundamental Change Purchase Price or Redemption Price of a Security, the failure to pay or deliver the cash, shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, due upon conversion of a Security, or the breach of any provision of this Indenture that cannot be modified or amended without the consent of each affected Holder) shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, if:

(1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default under this Indenture, other than the nonpayment of the principal of, and accrued and unpaid interest, if any, on, the Redemption Price of or the Fundamental Change Purchase Price for, the Securities that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 9.05 hereof;

provided, that no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

Section 9.04 Supplementary Interest.

(a) Notwithstanding any provisions of the Indenture to the contrary, to the extent the Company elects, the sole remedy for an Event of Default arising under Section 9.02(g) relating to the Company’s failure to comply with Section 8.06(a) hereof (a “Reporting Event of Default”) will consist exclusively of the right to receive additional interest on the Securities at a rate per year equal to (i) 0.25% per annum of the aggregate principal amount of the Securities Outstanding for each day during the 180-day period during which such Reporting Event of Default is continuing beginning on, and including, the date on which such Reporting Event of Default first occurs (and has neither been waived nor cured), and (ii) 0.50% per annum of the aggregate principal amount of the Securities Outstanding for each day during the 185-day period beginning on, and including, the 181st day on which such Reporting Event of Default is continuing (and neither waived nor cured) (“Supplementary Interest”). If the Company so elects, such Supplementary Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Securities. On the 366th day after the date on which the Reporting Event of Default first occurred (if such Reporting Event of Default has not been cured or waived prior to such 366th day), the Securities will be subject to acceleration as provided in Section 9.03 hereof. In no event shall Supplementary Interest accrue at a rate per year in excess of the applicable interest rate specified in this Section 9.04(a), regardless of the number of Reporting Events of Default that could give rise to the requirement to pay Supplementary Interest. With regard to any Reporting Event of Default, no Supplementary Interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the Securities shall exist, after such Reporting Event of Default has been cured.

(b) In the event (i) the Company does not elect to pay the Supplementary Interest following a Reporting Event of Default in accordance with this Section 9.04, or (ii) the Company elects to pay the Supplementary Interest but does not pay the Supplementary Interest when due, the Securities will be subject to acceleration as provided in Section 9.03 hereof.

(c) In order to elect to pay the Supplementary Interest as the sole remedy during the 365-day period after the first occurrence of a Reporting Event of Default as described in Section 9.04(a), the Company shall notify all Holders of the Securities, the Trustee and the Paying Agent in writing of such election prior to the beginning of such 365-day period. Upon the Company’s failure to timely give such notice, the Securities will be immediately subject to acceleration as provided in Section 9.03 hereof.

(d) The provisions of this Section 9.04 will not affect the rights of Holders in the event of the occurrence of any other Event of Default.

Section 9.05 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (1) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price or Fundamental Change Purchase Price) of, the Notes when due that has not been cured, (2) a failure by the Company to deliver the consideration due upon conversion of the Notes or (3) a default in respect of a covenant or provision hereof which under Article 11 cannot be modified or amended without the consent of each Holder of an outstanding Note affected.

Section 9.06 Control by Majority. At any time, the Holders of a majority of the aggregate principal amount of the then Outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to the Trustee’s duties under Article 7 of the Base Indenture and the Trust Indenture Act, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee, or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security reasonably satisfactory to it against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee. Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 9.07 Limitation on Suits. Subject to Section 9.08 hereof, no Holder may pursue a remedy with respect to this Indenture or the Securities unless:

(a) such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of the then Outstanding Securities deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and, if requested, provided to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d) the Trustee has not complied with such written request within 60 calendar days after receipt of such written request and offer of indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of the then Outstanding Securities did not deliver to the Trustee a direction inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 9.08 Rights of Holders to Receive Payment and to Convert. Notwithstanding anything to the contrary elsewhere in this Indenture and subject to Article 5 hereof, the right of any Holder to receive payment of the principal of, interest on, the Redemption Price of, or the Fundamental Change Purchase Price for, its Securities, on or after the respective due date, and to convert its Securities and receive payment or delivery, as the case may be, of the consideration due with respect to such Securities in accordance with Article 4 hereof, or to bring suit for the enforcement of any such payment or conversion rights, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 9.07 hereof.

Section 9.09 Collection of Indebtedness; Suit for Enforcement by Trustee. Subject to Article 5 hereof, if an Event of Default specified in Sections 9.02(a), 9.02(b) or 9.02(c) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, interest on, the Redemption Price of, or the Fundamental Change Purchase Price for, and any amounts due upon the conversion of, the Securities, as the case may be, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 7.06 of the Base Indenture.

Section 9.10 Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 9.11 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of the Base Indenture out of the estate in any such proceeding will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 9.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 9.13 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in Section 2.07 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.14 Delay or Omission Not a Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 9 or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in this Indenture) or by the Holders, as the case may be.

Section 9.15 Priorities. Subject to Article 5 hereof, if the Trustee collects any money pursuant to this Article 9, it will pay out the money in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.06 (a) of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the payment of all Senior Indebtedness of the Company if and to the extent required by Article 5;

THIRD: to the Holders, for any amounts due and unpaid on the principal of, accrued and unpaid interest on, the Redemption Price of, or the Fundamental Change Purchase Price for, and any cash due upon conversion of, any Security, without preference or priority of any kind, according to such amounts due and payable on all of the Securities; and

FOURTH: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 9.15. If the Trustee so fixes a record date and a payment date, at least 15 calendar days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 9.16 Undertaking for Costs. All parties to this Indenture agree, and each Holder, by such Holder’s acceptance of a Security, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 9.16 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the Securities then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, accrued and unpaid interest, if any, on, the Redemption Price of, or the Fundamental Change Purchase Price for, any Security on or after the due date expressed or provided for in this Indenture or to any suit for the enforcement of the right to convert any Security in accordance with the provisions of Article 4 hereof.

Section 9.17 Waiver of Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 9.18 Notices from the Trustee. Notwithstanding anything to the contrary in the Base Indenture, including Section 7.14 thereof, whenever a Default occurs and is continuing and is actually known to the Trustee, the Trustee must deliver notice of such Default to the Holders within 90 calendar days after the date on which such Default first occurred. Except in the case of a Default in the payment of the principal of (including the Fundamental Change Purchase Price or the Redemption Price with respect to) or interest on, any Security or of a Default in the payment or delivery, as the case may be, of the consideration due upon conversion of a Security, the Trustee shall be protected in withholding such notice if and so long as it in good faith determine that the withholding of such notice is in the interests of the Holders.

Section 9.19 Statements as to Defaults. The Company shall deliver to the Trustee, as soon as possible, and in any event within 30 calendar days after the Company becomes aware of the occurrence of any Default or Event of Default, as applicable, an Officer’s Certificate setting forth the details of such Default or Event of Default, its status and the action that the Company is taking or proposes to take in respect thereof. Such Officer’s Certificate shall also comply with any additional requirements set forth in Section 13.12 of the Base Indenture, as if such Officer’s Certificate were being delivered pursuant to Section 13.12 thereof.

Section 9.20 Supplementary Interest Notice. If Supplementary Interest is payable by the Company pursuant to Section 9.04 hereof, the Company shall deliver to the Trustee an Officer’s Certificate to that effect stating (a) the amount of such Supplementary Interest that is payable and (b) the date on which such Supplementary Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Supplementary Interest is payable. If the Company has paid Supplementary Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 9.21 Standard of Care. The Trustee will be required, in the exercise of its powers as Trustee, to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction (x) that conflicts with law or this Indenture, (y) that the Trustee determines is unduly prejudicial to the rights of any other holder, or (z) that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will receive indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

ARTICLE 10.

SATISFACTION AND DISCHARGE

Section 10.01 Inapplicability of Provisions of Base Indenture; Satisfaction and Discharge of the Indenture. The satisfaction and discharge provisions set forth in this Article 10 shall, with respect to the Securities, supersede the entirety of Article 11 of the Base Indenture, and all references in the Base Indenture to Article 11 thereof and the provisions relating to satisfaction and discharge therein, as the case may be, shall, with respect to the Securities, be deemed to be references to this Article 10 and the satisfaction and discharge provisions set forth in this Article 10, respectively.

When (a) the Company shall deliver to the Registrar for cancellation all Outstanding Securities theretofore authenticated (other than any Securities that have been destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Outstanding Securities not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Redemption Date, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, an amount of cash, number of shares of Common Stock or the combination of cash and shares of Common Stock, as the case may be (solely to settle amounts due with respect to outstanding conversions, if applicable), sufficient (after giving effect to the provisions of Article 5) to pay all amounts due on all of such Securities (other than any Securities that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Securities are due and payable solely in cash at the Maturity Date or upon an earlier Fundamental Change Purchase Date or Redemption Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee, and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders to receive all amounts owing upon the Securities and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee, including the fees and expenses of its counsel, and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Securities.

Section 10.02 Deposited Monies to Be Held in Trust by Trustee. Subject to Article 5 and Section 10.04 hereof, all monies and shares of Common Stock, as the case may be, deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust for the sole benefit of the Holders of the Securities, and such monies and shares of Common Stock shall be applied by the Trustee to the payment, notwithstanding the provisions of Article 5 hereof, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Securities for the payment, settlement or redemption of which such monies or shares of Common Stock, or both, as the case may be, have been deposited with the Trustee, of all sums or amounts due and to become due thereon for principal and interest, if any.

Section 10.03 Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all monies and shares of Common Stock, as the case may be, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies and shares of Common Stock, or both, as the case may be.

Section 10.04 Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies and shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Securities and not applied but remaining unclaimed by the Holders of the Securities for two years after the date upon which the principal of or interest, if any, on such Securities, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies and shares of Common Stock; and the Holder shall thereafter look only to the Company for any payment or delivery that such Holder may be entitled to collect unless an applicable abandoned property law designates another Person.

Section 10.05 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money or shares of Common Stock, or both, as the case may be, in accordance with Section 10.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 10.02; provided, however, that if the Company makes any payment of interest on, principal of or payment or delivery in respect of any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or Paying Agent.

ARTICLE 11.

SUPPLEMENTAL INDENTURES

Section 11.01 Supplemental Indentures Without Consent of Holders. Section 9.01 of the Base Indenture shall not apply with respect to the Securities, and this Section 11.01 shall replace Section 9.01 of the Base Indenture in its entirety, and all references in the Base Indenture to Section 9.01 thereof shall, with respect to the Securities, be deemed to be references to this Section 11.01.

Without the consent of any Holder, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency in this Indenture or the Securities, including to eliminate any conflict with the terms of the Trust Indenture Act as evidenced in an Officer’s Certificate;

(b) to conform the terms of this Indenture or the Securities to the description thereof in the Preliminary Prospectus Supplement, as supplemented by the Issuer Free Writing Prospectus Term Sheet related to the offering of the Securities;

(c) to provide for the conversion of the Securities into Reference Property and effect any other changes to the terms of the Securities required under this Indenture in connection therewith;

(d) to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of the Company’s obligations under the Indenture;

(e) to add guarantees with respect to the Securities;

(f) to secure the Securities;

(g) to add to the Company’s covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the Holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default or surrender any right or power conferred upon the Company in the Indenture;

(h) to make any other change that does not adversely affect the rights of any Holder (other than a Holder that consents to such change);

(i) to evidence and provide for the acceptance of appointment of a successor Trustee;

(j) to comply with the Applicable Procedures of the Depositary; or

(k) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Section 11.02 Supplemental Indentures With Consent of Holders. Section 9.02 of the Base Indenture shall not apply with respect to the Securities, and this Section 11.02 shall replace Section 9.02 of the Base Indenture in its entirety.

This Indenture or the Securities may be amended with the consent of the Holders of at least a majority of the principal amount of then outstanding Securities (including consents obtained in connection with a purchase of, or tender or exchange offer for, Securities) by act of said Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of amending the Indenture or the Securities; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby:

(a) reduce the percentage in aggregate principal amount of Securities Outstanding necessary to waive any past Default or Event of Default;

(b) reduce the rate of interest on any Security or change the time for payment of interest on any Security;

(c) reduce the principal of any Security or change the Maturity Date;

(d) change the place or currency of payment on any Security;

(e) make any change that impairs or adversely affects the conversion rights of any Securities;

(f) reduce the Redemption Price or the Fundamental Change Purchase Price of any Security or amend or modify in any manner adverse to the rights of the Holders the Company’s obligation to pay the Redemption Price or the Fundamental Change Purchase Price, whether through an amendment or waiver of provisions in the covenants, definitions related thereto or otherwise;

(g) impair the right of any Holder of Securities to receive payment of principal of, and interest, if any, on, its Securities, or the right to receive payment or delivery, as the case may be, of the consideration due upon conversion of its Securities on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such Holder’s Securities;

(h) change the ranking of the Securities in any manner adverse to the Holders;

(i) make any change to the provisions of this Article 11 or in the waiver provisions of the Indenture that requires each Holder’s consent to modify, amend or waive; or

(j) make any change to the provisions of Article 6 hereof or provisions of the Pledge and Escrow Agreement related to the Pledged Collateral, in each case if such change would adversely affect the right of the Holders.

It shall not be necessary for any act or consent of Holders under this Article 11 to approve the particular form of any proposed supplemental indenture or amendment hereto, but it shall be sufficient if such act, consent or amendment shall approve the substance thereof. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendment or indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture or amendment hereto, whether or not such Holders remain Holders after such record date; provided that, unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 calendar days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

Section 11.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 11 becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE 12.

SUCCESSOR COMPANY

Section 12.01 Consolidation, Merger and Sale of Assets. The successor company provisions set forth in this Article 12 shall, with respect to the Securities, supersede the entirety of Article 10 of the Base Indenture, with the provisions of Section 12.02 of this Supplemental Indenture superseding the provisions of Section 10.01 of the Base Indenture and the provisions of Section 12.03 of this Supplemental Indenture superseding Section 10.02 of the Base Indenture. In addition, each reference in the Base Indenture to Section 10.01 of the Base Indenture will, with respect to the Securities, be deemed to be a reference to Section 12.02 of this Supplemental Indenture.

Section 12.02 Company May Consolidate, Etc. on Certain Terms. The Company shall not consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, another Person (a “Merger Transaction”), unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person, if not the Company, expressly assumes, by supplemental indenture all of the obligations of the Company under the Securities and this Indenture as applicable to the Securities; and

(b) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing under this Indenture.

For the avoidance of doubt, the Trustee shall have no duty or obligation to determine whether Sections 12.02(a) and (b) have been satisfied in the event of such consolidation, merger, transfer or lease.

Section 12.03 Successor Corporation to Be Substituted. In case of any such Merger Transaction, the Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if it had been named as the Company herein as the party of the first part; and the Company shall be discharged from its obligations under the Securities and this Indenture, except in the case of any lease of all or substantially all of the Company’s assets.

ARTICLE 13.

MISCELLANEOUS

Section 13.01 [Reserved.]

Section 13.02 Effect on Successors and Assigns. All agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Securities will bind their respective successors.

Section 13.03 Governing Law; Waiver of Jury Trial.

(a) Section 13.05 of the Base Indenture shall not apply with respect to the Securities and this Section 13.03 shall replace Section 13.05 of the Base Indenture in its entirety.

(b) This Supplemental Indenture and the Securities shall be deemed to be contracts made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of said State (except to the extent that the Trust Indenture Act is applicable) without regards to conflict of law principles thereof. Each party hereto and each Holder of Securities by acceptance thereof, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Indenture.

Section 13.04 No Security Interest Created. Except as set forth in Article 7 hereof, nothing in this Indenture or in the Securities, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 13.05 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 13.06 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Securities, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 13.07 Calculations. Except as otherwise provided in this Indenture, the Company shall be responsible for making all calculations called for under the Securities. None of the Trustee, Conversion Agent, Registrar, Bid Solicitation Agent or Paying Agent (in each case if different from the Company) shall have any responsibility for making such calculations, for determining amounts to be paid or for monitoring the market price of the Common Stock or be charged with any knowledge of or have any duties to monitor any measurement period. These calculations include determinations of the Last Reported Sale Prices of the Common Stock, accrued interest payable on the Securities, the Daily VWAP, the Daily Conversion Value, the Daily Settlement Amount and the Conversion Rate. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Securities. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon the request of that Holder at the sole cost and expense of the Company.

Whenever the Company is required to calculate the Conversion Rate, the Company will do so to the 1/10,000th of a share of Common Stock.

Section 13.08 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.09 Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder of Securities, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 13.10 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Securities and of this Supplemental Indenture as fully and with like effect as set forth in full herein.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

EXELIXIS, INC.

By:	/s/ Michael M. Morrissey, Ph.D.
Name: Michael M. Morrissey, Ph.D.
Title: President and Chief Executive Officer

Attest:

/s/ James B. Bucher
Name:	James B. Bucher
Title:	Vice President, Corporate Legal Affairs and Secretary

Exelixis, Inc. – First Supplemental Indenture Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

Exelixis, Inc. – First Supplemental Indenture Signature Page

SCHEDULE A

The following table sets forth the number of Additional Shares by which the Conversion Rate shall be increased pursuant to Section 4.06 based on the Stock Price and Effective Date set forth below.

	Stock Price
Effective Date	$ 4.25	$ 4.50	$ 4.75	$ 5.00	$ 5.31	$ 5.75	$ 6.25	$ 6.91	$ 8.00	$ 9.00	$ 10.00	$ 12.00
August 14, 2012	47.0588	45.6194	43.5052	39.0592	33.8266	28.0410	23.0131	17.7350	11.4029	7.6519	5.1337	2.2360
August 15, 2013	47.0588	44.3130	39.0886	34.3736	29.4476	24.0755	19.4717	14.6907	9.0614	5.8546	3.7248	1.4156
August 15, 2014	47.0588	40.0921	34.6279	29.8685	25.6127	20.2135	15.6784	11.4514	6.6579	4.0294	2.3284	0.7141
August 15, 2015	47.0588	35.6583	30.0131	25.6521	20.5353	15.3787	11.2339	7.6949	3.9576	1.9690	1.0258	0.1780
August 15, 2016	47.0588	33.4583	26.5719	20.6924	15.1334	8.4774	3.5861	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2017	47.0588	35.4874	28.3545	22.2020	15.7784	9.3156	3.6909	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2018	47.0588	38.2024	30.3349	23.7891	16.9758	9.6966	4.0006	0.0000	0.0000	0.0000	0.0000	0.0000
August 15, 2019	47.0588	33.9869	22.2910	11.7647	0.0886	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A

[FORM OF FACE OF SECURITY]

[For Global Securities, include the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO.

No.:	[ ]
CUSIP:	30161Q AC8
ISIN:	US30161QAC87

Principal Amount $[            ]

[as revised by the Schedule of Increases

and Decreases in the Global Security attached hereto]1

Exelixis, Inc.

4.25% Convertible Senior Subordinated Notes due 2019

Exelixis, Inc., a Delaware corporation, promises to pay to [            ] [include “Cede & Co.” for Global Security] or registered assigns, the principal amount of $[            ] on August 15, 2019 (the “Maturity Date”) and to pay interest hereon as set forth in the Indenture in the manner, at the rates and to the Persons set forth therein.

Interest Payment Dates:	February 15 and August 15.

Regular Record Dates:	February 1 and August 1.

Additional provisions of this Security are set forth on the other side of this Security.

[1]	Include for Global Securities only.

IN WITNESS WHEREOF, EXELIXIS, INC. has caused this instrument to be signed manually or by facsimile by two of its duly authorized officers.

Dated:

EXELIXIS, INC.

By:
Name:
Title:

Attest:

[Trustee’s Certificate of Authentication Follows]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wells Fargo Bank, National Association, as Trustee, certifies that this is one of the Securities referred to in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

EXELIXIS, INC.

4.25% Convertible Senior Subordinated Notes due 2019

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued under an Indenture dated as of August 14, 2012 (herein called the “Base Indenture”), and as further supplemented by the First Supplemental Indenture, dated as of August 14, 2012 (herein called the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, herein called the “Trustee”, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security (other than the portion representing the Securities the Company is required to repurchase as provided under Article 3 of the Supplemental Indenture) is subject to redemption at the option of the Company on or after August 15, 2016, at the Redemption Price; provided that the Last Reported Sale Price of the Company’s Common Stock for 20 or more Trading Days in a period of 30 consecutive Trading Days immediately prior to the date of the Redemption Notice exceeds 130% of the applicable Conversion Price in effect on each such Trading Day. The redemption price will equal 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. Any Securities redeemed by the Company will be paid for in cash.

As provided in and subject to the provisions of the Indenture, upon the occurrence of a Fundamental Change, the Holder of this Security will have the right, at such Holder’s option, to require the Company to purchase this Security, or any portion of this Security such that the principal amount of this Security that is not purchased equals $1,000 or an integral multiple of $1,000 in excess thereof, on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price for such Fundamental Change Purchase Date.

This Security does not benefit from a sinking fund.

As provided in and subject to the provisions of the Indenture, the Holder hereof has the right, at its option (i) during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the Close of Business on the Business Day immediately preceding May 15, 2019, and (ii) on or after May 15, 2019, at any time prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert this Security or a portion of this Security such that the principal amount of this Security that is not converted equals $1,000 or an integral multiple of $1,000 in excess thereof into an amount of cash, a number of shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, determined in accordance with Article 4 of the Supplemental Indenture.

As provided in and subject to the provisions of the Indenture, the Company will make all payments in respect of the Redemption Price of, the Fundamental Change Purchase Price for,

and the principal amount of, this Security to the Holder that surrenders this Security to the Paying Agent to collect such payments in respect of this Security. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

Each Holder by accepting a Security agrees that the Indebtedness evidenced by the Securities (other than with respect to Obligations of the Securities that are secured by a pledge of the Escrow Account in accordance with Article 7 of the Supplemental Indenture and the assets therein pursuant to the Pledge and Escrow Agreement, solely to the extent of the assets therein and proceeds thereof) is subordinated in right of payment, to the extent and in the manner provided in this Article 5 of the Supplemental Indenture, to the prior payment in full of all Senior Indebtedness (whether outstanding on the date of the Supplemental Indenture or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

As provided in and subject to the provisions of the Indenture, the Company’s obligations under this Security are secured in part until August 15, 2015 by a pledge of an Escrow Account and the assets therein pursuant to a Pledge and Escrow Agreement. The Escrow Account will contain an amount of Pledged Collateral sufficient to fund, when due, the total aggregate amount of the first six scheduled semi-annual interest payments on the Security, excluding additional interest, if any.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Security, the Holders of not less than 25% in principal amount of the Securities at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 calendar days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this

Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Redemption Price and the Fundamental Change Purchase Price), interest on and all amounts of consideration due upon conversion of, this Security at the time, place and rate, and in the coin and currency, herein prescribed.

As provided in the Indenture, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture, the Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or Trustee may treat the Person in whose name the Security is registered as the owner and holder hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

All defined terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture. If any provision of this Security limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Security, shall be construed as though they were written out in full

TEN COM - as tenants in common	UNIF GIFT MIN ACT	Custodian
(Cust)
TEN ENT - as tenants by the entireties
(Minor)
JT TEN - as joint tenants with right of Survivorship and not as tenants in common	Uniform Gifts to Minors Act		(State)

Additional abbreviations may also be used though not in the above list.

ANNEX A

[Include for Global Security]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL SECURITY

Initial principal amount of Global Security: $287,500,000

Date	Amount of Increase in principal amount of Global Security	Amount of Decrease in principal amount of Global Security	Principal amount of Global Security after Increase or Decrease	Notation by Registrar or Security Custodian

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]’

4.25% Convertible Senior Subordinated Notes due 2019

To: Exelixis, Inc.

The undersigned owner of this Security hereby irrevocably exercises the option to convert this Security, or a portion hereof (which is such that the principal amount of the portion of this Security that will not be converted equals $1,000 or an integral multiple of $1,000 in excess thereof) below designated, into an amount of cash, number of shares of Common Stock or a combination of cash and shares of Common Stock, as the case may be, in accordance with the terms of the Indenture referred to in this Security, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Securities representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Security to be converted. If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount to be converted (in an integral multiple of $1,000, if less than all):

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

Fill in for registration of any shares of Common Stock and Securities if to be issued otherwise than to the registered Holder.

(Name)

(Address)

Please print Name and Address (including zip code number)

Social Security or other Taxpayer Identifying Number

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

4.25% Convertible Senior Subordinated Notes due 2019

To: Exelixis, Inc.

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Exelixis, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Security (i) the entire principal amount of this Security, or the portion thereof (that is such that the portion not to be purchased has a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, and (ii) if such Fundamental Change Purchase Date does not occur during the period after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of certificated Securities, the certificate numbers of the Securities to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

4.25% Convertible Senior Subordinated Notes due 2019

For value received                                          hereby sell(s), assign(s) and transfer(s) unto                                         (Please insert social security or Taxpayer Identification Number of assignee) the within Security, and hereby irrevocably constitutes and appoints                                         to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee